FMR LLC
Mail: 82 Devonshire Street, V6D, Boston, MA 02109-3614
Office: 245 Summer Street, V6D, Boston, MA 02110

December 22, 2008

U.S. Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC 20543

Re: Fidelity Investments Mutual Funds (FMR LLC)
Rule 17g Compliance Filing
Fidelity Bond Coverage Period: July 1, 2008 – June 30, 2009

To Whom it May Concern,

We submit the following on behalf of Fidelity Investments Mutual Funds:

1. Resolution of a majority of the Independent Trustees approving the amount, type, form and coverage of the bond, at a meeting of the Board of Trustees held on June 21, 2007.

2. Statement showing the amount of the single insured bond which the individual trusts would have to maintain if they were not named as insureds under a joint insured bond.

3. Statement as to the period for which premiums have been paid (for subject bond coverage).

4. Copy of the current Fidelity Bond Insurance Recovery Agreement.

5. Lead bond insurance policy

Copies of bond insurance policies that provide coverage in excess of the aforementioned lead policy will be filed upon receipt by FMR LLC.

Ann Barry
Director
FMR LLC

Enc.

Fidelity INVESTMENTS

Board resolution
(excerpt from minutes of June 19, 2008 Board of Trustees meeting)

Upon motion duly made and seconded, and by vote of the full Board, including a majority of those Trustees who are not "interested persons" of the Fund, as defined in the Investment Company Act of 1940, as amended, the following votes were unanimously approved by the Board:

* * *

VOTED: That the terms and cost of the funds' bond coverage for the period July 1, 2008 through June 30, 2009, as detailed in the June 11, 2008 Board memorandum, be, and it hereby is, approved, after being determined to be reasonable in form and amount, taking into consideration factors deemed relevant by the Board, including, among others, the value of the aggregate assets of the Fund to which any covered person may have access, the arrangements for the custody and safekeeping of such assets, the nature of the securities in the portfolio of the Fund, and the number of covered parties and the nature of their business activities; and that the officers of the Fund be, and they hereby are, authorized to take all appropriate steps to place said bond coverage, subject to review of the form by counsel to the funds and counsel to the Independent Trustees.

Joint Insured Statement

I, Thomas W. Wronski, under authority of the Fidelity Investments mutual funds, do hereby attest that the following statement is true and accurate:

The amount of the single insured bond which each trust would have to maintain if they were not named as insureds under a joint insured bond is reflected in the attached report entitled, "FIDELITY 17g CALCULATION (as of 09/30/2008)"

Thomas W. Wronski
Vice President, Insurance & Risk Management
FMR LLC

Dec 22, 2008
Date

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
Fidelity Advisor Series I					
14	Fidelity Advisor Series I	Fidelity Value Strategies Fund	200,058,501		
14	Fidelity Advisor Series I	Fidelity Value Strategies Fund: Class K	8,228,731		
14	Fidelity Advisor Series I	Fidelity Advisor Value Strategies Fund: Class T	441,578,850		
14	Fidelity Advisor Series I	Fidelity Advisor Value Strategies Fund: Class C	55,470,394		
14	Fidelity Advisor Series I	Fidelity Advisor Value Strategies Fund: Class B	85,756,661		
14	Fidelity Advisor Series I	Fidelity Advisor Value Strategies Fund: Class A	228,667,872		
14	Fidelity Advisor Series I	Fidelity Advisor Value Strategies Fund: Institutional	60,265,906		
80	Fidelity Advisor Series I	Fidelity Advisor Equity Income Fund: Class T	1,753,336,236		
80	Fidelity Advisor Series I	Fidelity Advisor Equity Income Fund: Class B	163,029,177		
80	Fidelity Advisor Series I	Fidelity Advisor Equity Income Fund: Class A	1,087,461,729		
80	Fidelity Advisor Series I	Fidelity Advisor Equity Income Fund: Institutional	1,627,231,453		
80	Fidelity Advisor Series I	Fidelity Advisor Equity Income Fund: Class C	239,528,118		
86	Fidelity Advisor Series I	Fidelity Advisor Equity Growth Fund: Institutional	1,206,414,957		
86	Fidelity Advisor Series I	Fidelity Advisor Equity Growth Fund: Class A	837,008,452		
86	Fidelity Advisor Series I	Fidelity Advisor Equity Growth Fund: Class B	133,610,921		
86	Fidelity Advisor Series I	Fidelity Advisor Equity Growth Fund: Class T	1,799,923,249		
86	Fidelity Advisor Series I	Fidelity Advisor Equity Growth Fund: Class C	201,426,850		
150	Fidelity Advisor Series I	Fidelity Advisor Equity Value Fund: Institutional	7,366,069		
150	Fidelity Advisor Series I	Fidelity Advisor Equity Value Fund: Class C	15,333,006		
150	Fidelity Advisor Series I	Fidelity Advisor Equity Value Fund: Class B	12,030,632		
150	Fidelity Advisor Series I	Fidelity Advisor Equity Value Fund: Class T	44,084,653		
150	Fidelity Advisor Series I	Fidelity Advisor Equity Value Fund: Class A	44,496,754		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
161	Fidelity Advisor Series I	Fidelity Floating Rate High Income Fund: Retail Class	1,604,132,392		
161	Fidelity Advisor Series I	Fidelity Advisor Floating Rate High Income Fund:	174,986,353		
161	Fidelity Advisor Series I	Fidelity Advisor Floating Rate High Income Fund:	159,147,791		
161	Fidelity Advisor Series I	Fidelity Advisor Floating Rate High Income Fund:	238,650,671		
161	Fidelity Advisor Series I	Fidelity Advisor Floating Rate High Income Fund:	228,687,348		
161	Fidelity Advisor Series I	Fidelity Advisor Floating Rate High Income Fund:	49,802,261		
218	Fidelity Advisor Series I	Fidelity Advisor High Income Advantage Fund:	1,506,273,625		
218	Fidelity Advisor Series I	Fidelity Advisor High Income Advantage Fund: Class A	661,375,734		
218	Fidelity Advisor Series I	Fidelity Advisor High Income Advantage Fund: Class C	170,700,786		
218	Fidelity Advisor Series I	Fidelity Advisor High Income Advantage Fund: Class B	76,634,149		
218	Fidelity Advisor Series I	Fidelity Advisor High Income Advantage Fund: Class T	696,222,169		
219	Fidelity Advisor Series I	Fidelity Advisor Balanced Fund: Class B	38,539,458		
219	Fidelity Advisor Series I	Fidelity Advisor Balanced Fund: Institutional Class	26,416,535		
219	Fidelity Advisor Series I	Fidelity Advisor Balanced Fund: Class C	69,488,440		
219	Fidelity Advisor Series I	Fidelity Advisor Balanced Fund: Class T	685,952,432		
219	Fidelity Advisor Series I	Fidelity Advisor Balanced Fund: Class A	234,748,353		
223	Fidelity Advisor Series I	Fidelity Advisor Growth Opportunities Fund:	92,377,948		
223	Fidelity Advisor Series I	Fidelity Advisor Growth Opportunities Fund: Class A	269,307,937		
223	Fidelity Advisor Series I	Fidelity Advisor Growth Opportunities Fund: Class T	1,222,257,867		
223	Fidelity Advisor Series I	Fidelity Advisor Growth Opportunities Fund: Class B	27,634,234		
223	Fidelity Advisor Series I	Fidelity Advisor Growth Opportunities Fund: Class C	42,249,265		
267	Fidelity Advisor Series I	Fidelity Advisor Strategic Growth Fund: Class T	6,515,497		
267	Fidelity Advisor Series I	Fidelity Advisor Strategic Growth Fund: Class A	5,700,396		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
267	Fidelity Advisor Series I	Fidelity Advisor Strategic Growth Fund: Class B	2,501,032		
267	Fidelity Advisor Series I	Fidelity Advisor Strategic Growth Fund: Class C	2,116,878		
267	Fidelity Advisor Series I	Fidelity Advisor Strategic Growth Fund: Institutional	141,147		
272	Fidelity Advisor Series I	Fidelity Advisor Growth & Income Fund: Class B	44,954,575		
272	Fidelity Advisor Series I	Fidelity Advisor Growth & Income Fund: Class A	237,860,561		
272	Fidelity Advisor Series I	Fidelity Advisor Growth & Income Fund: Class C	82,430,771		
272	Fidelity Advisor Series I	Fidelity Advisor Growth & Income Fund: Institutional	875,887,603		
272	Fidelity Advisor Series I	Fidelity Advisor Growth & Income Fund: Class T	284,465,863		
294	Fidelity Advisor Series I	Fidelity Advisor Small Cap Fund: Institutional Class	660,410,766		
294	Fidelity Advisor Series I	Fidelity Advisor Small Cap Fund: Class C	271,892,454		
294	Fidelity Advisor Series I	Fidelity Advisor Small Cap Fund: Class T	1,263,996,375		
294	Fidelity Advisor Series I	Fidelity Advisor Small Cap Fund: Class A	967,698,694		
294	Fidelity Advisor Series I	Fidelity Advisor Small Cap Fund: Class B	110,779,929		
316	Fidelity Advisor Series I	Fidelity Advisor Leveraged Company Stock Fund:	803,635,332		
316	Fidelity Advisor Series I	Fidelity Advisor Leveraged Company Stock Fund:	787,138,940		
316	Fidelity Advisor Series I	Fidelity Advisor Leveraged Company Stock Fund:	1,792,514,231		
316	Fidelity Advisor Series I	Fidelity Advisor Leveraged Company Stock Fund:	175,534,287		
316	Fidelity Advisor Series I	Fidelity Advisor Leveraged Company Stock Fund:	740,258,864		
348	Fidelity Advisor Series I	Fidelity Advisor Fifty Fund: Class T	20,658,297		
348	Fidelity Advisor Series I	Fidelity Advisor Fifty Fund: Class A	37,098,635		
348	Fidelity Advisor Series I	Fidelity Advisor Fifty Fund: Class B	8,906,355		
348	Fidelity Advisor Series I	Fidelity Advisor Fifty Fund: Class C	13,746,985		
348	Fidelity Advisor Series I	Fidelity Advisor Fifty Fund: Institutional Class	4,647,656		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
374	Fidelity Advisor Series I	Fidelity Advisor High Income Fund: Class A	108,923,928		
374	Fidelity Advisor Series I	Fidelity Advisor High Income Fund: Class T	55,008,489		
374	Fidelity Advisor Series I	Fidelity Advisor High Income Fund: Class B	26,901,763		
374	Fidelity Advisor Series I	Fidelity Advisor High Income Fund: Class C	40,312,530		
374	Fidelity Advisor Series I	Fidelity Advisor High Income Fund: Institutional Class	177,448,974		
531	Fidelity Advisor Series I	Fidelity Advisor Mid Cap Fund: Class A	1,121,402,945		
531	Fidelity Advisor Series I	Fidelity Advisor Mid Cap Fund: Class T	2,161,333,401		
531	Fidelity Advisor Series I	Fidelity Advisor Mid Cap Fund: Class B	273,656,184		
531	Fidelity Advisor Series I	Fidelity Advisor Mid Cap Fund: Institutional Class	705,064,100		
531	Fidelity Advisor Series I	Fidelity Advisor Mid Cap Fund: Class C	261,518,697		
534	Fidelity Advisor Series I	Fidelity Advisor Large Cap Fund: Class A	129,234,386		
534	Fidelity Advisor Series I	Fidelity Advisor Large Cap Fund: Class C	34,636,805		
534	Fidelity Advisor Series I	Fidelity Advisor Large Cap Fund: Institutional Class	819,586,922		
534	Fidelity Advisor Series I	Fidelity Advisor Large Cap Fund: Class B	29,575,939		
534	Fidelity Advisor Series I	Fidelity Advisor Large Cap Fund: Class T	100,407,977		
671	Fidelity Advisor Series I	Fidelity Real Estate High Income Fund	442,365,293		
714	Fidelity Advisor Series I	Fidelity Advisor Dividend Growth Fund:	547,437,163		
714	Fidelity Advisor Series I	Fidelity Advisor Dividend Growth Fund: Class B	118,335,101		
714	Fidelity Advisor Series I	Fidelity Advisor Dividend Growth Fund: Class A	291,769,684		
714	Fidelity Advisor Series I	Fidelity Advisor Dividend Growth Fund: Class T	400,633,146		
714	Fidelity Advisor Series I	Fidelity Advisor Dividend Growth Fund: Class C	157,900,671		
721	Fidelity Advisor Series I	Fidelity Advisor Dynamic Capital Appreciation Fund:	266,802,251		
721	Fidelity Advisor Series I	Fidelity Advisor Dynamic Capital Appreciation Fund:	30,531,773		

Fax Server

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
721	Fidelity Advisor Series I	Fidelity Advisor Dynamic Capital Appreciation Fund:	81,205,764		
721	Fidelity Advisor Series I	Fidelity Advisor Dynamic Capital Appreciation Fund:	196,883,180		
721	Fidelity Advisor Series I	Fidelity Advisor Dynamic Capital Appreciation Fund:	167,230,227		
1316	Fidelity Advisor Series I	Fidelity Advisor Value Fund: Class C	14,228,960		
1316	Fidelity Advisor Series I	Fidelity Advisor Value Fund: Class T	31,080,043		
1316	Fidelity Advisor Series I	Fidelity Advisor Value Fund: Class A	53,897,705		
1316	Fidelity Advisor Series I	Fidelity Advisor Value Fund: Class B	8,178,621		
1316	Fidelity Advisor Series I	Fidelity Advisor Value Fund: Institutional Class	21,277,666		
1359	Fidelity Advisor Series I	Fidelity Advisor Mid Cap II Fund: Institutional Class	463,217,126		
1359	Fidelity Advisor Series I	Fidelity Advisor Mid Cap II Fund: Class T	430,880,121		
1359	Fidelity Advisor Series I	Fidelity Advisor Mid Cap II Fund: Class B	79,577,190		
1359	Fidelity Advisor Series I	Fidelity Advisor Mid Cap II Fund: Class A	635,554,893		
1359	Fidelity Advisor Series I	Fidelity Advisor Mid Cap II Fund: Class C	224,492,600		
				38,437,879,260	**2,500,000**
Fidelity Advisor Series VII					
177	Fidelity Advisor Series VII	Fidelity Advisor Health Care Fund: Class T	131,254,914		
177	Fidelity Advisor Series VII	Fidelity Advisor Health Care Fund: Class A	206,877,781		
177	Fidelity Advisor Series VII	Fidelity Advisor Health Care Fund: Class C	76,209,317		
177	Fidelity Advisor Series VII	Fidelity Advisor Health Care Fund: Institutional Class	17,572,723		
177	Fidelity Advisor Series VII	Fidelity Advisor Health Care Fund: Class B	47,890,091		
183	Fidelity Advisor Series VII	Fidelity Advisor Financial Services Fund: Class C	36,173,128		
183	Fidelity Advisor Series VII	Fidelity Advisor Financial Services Fund: Class A	85,590,876		
183	Fidelity Advisor Series VII	Fidelity Advisor Financial Services Fund:	4,754,338		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
183	Fidelity Advisor Series VII	Fidelity Advisor Financial Services Fund: Class B	18,545,076		
183	Fidelity Advisor Series VII	Fidelity Advisor Financial Services Fund: Class T	49,202,191		
184	Fidelity Advisor Series VII	Fidelity Advisor Industrials Fund: Class B	34,444,365		
184	Fidelity Advisor Series VII	Fidelity Advisor Industrials Fund: Class C	50,051,398		
184	Fidelity Advisor Series VII	Fidelity Advisor Industrials Fund: Institutional Class	29,416,380		
184	Fidelity Advisor Series VII	Fidelity Advisor Industrials Fund: Class T	74,459,095		
184	Fidelity Advisor Series VII	Fidelity Advisor Industrials Fund: Class A	167,795,779		
185	Fidelity Advisor Series VII	Fidelity Advisor Consumer Discretionary Fund: Class C	3,341,753		
185	Fidelity Advisor Series VII	Fidelity Advisor Consumer Discretionary Fund: Class A	11,685,911		
185	Fidelity Advisor Series VII	Fidelity Advisor Consumer Discretionary Fund: Class T	8,658,488		
185	Fidelity Advisor Series VII	Fidelity Advisor Consumer Discretionary Fund:	695,629		
185	Fidelity Advisor Series VII	Fidelity Advisor Consumer Discretionary Fund: Class B	4,673,925		
186	Fidelity Advisor Series VII	Fidelity Advisor Utilities Fund: Class B	15,697,729		
186	Fidelity Advisor Series VII	Fidelity Advisor Utilities Fund: Class A	83,373,241		
186	Fidelity Advisor Series VII	Fidelity Advisor Utilities Fund: Institutional Class	4,428,958		
186	Fidelity Advisor Series VII	Fidelity Advisor Utilities Fund: Class C	28,818,714		
186	Fidelity Advisor Series VII	Fidelity Advisor Utilities Fund: Class T	42,959,457		
187	Fidelity Advisor Series VII	Fidelity Advisor Technology Fund: Class B	36,549,354		
187	Fidelity Advisor Series VII	Fidelity Advisor Technology Fund: Class T	141,729,030		
187	Fidelity Advisor Series VII	Fidelity Advisor Technology Fund: Class A	227,645,865		
187	Fidelity Advisor Series VII	Fidelity Advisor Technology Fund: Class C	51,441,390		
187	Fidelity Advisor Series VII	Fidelity Advisor Technology Fund: Institutional	17,560,600		
226	Fidelity Advisor Series VII	Fidelity Advisor Energy Fund: Class B	69,226,068		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
226	Fidelity Advisor Series VII	Fidelity Advisor Energy Fund: Class C	110,137,773		
226	Fidelity Advisor Series VII	Fidelity Advisor Energy Fund: Class A	253,254,557		
226	Fidelity Advisor Series VII	Fidelity Advisor Energy Fund: Institutional Class	15,591,844		
226	Fidelity Advisor Series VII	Fidelity Advisor Energy Fund: Class T	296,824,754		
262	Fidelity Advisor Series VII	Fidelity Advisor Biotechnology Fund: Class C	13,397,275		
262	Fidelity Advisor Series VII	Fidelity Advisor Biotechnology Fund: Class T	14,518,766		
262	Fidelity Advisor Series VII	Fidelity Advisor Biotechnology Fund: Class B	10,073,373		
262	Fidelity Advisor Series VII	Fidelity Advisor Biotechnology Fund: Institutional	1,989,926		
262	Fidelity Advisor Series VII	Fidelity Advisor Biotechnology Fund: Class A	19,579,692		
525	Fidelity Advisor Series VII	Fidelity Advisor Communications Equipment Fund:	901,219		
525	Fidelity Advisor Series VII	Fidelity Advisor Communications Equipment Fund:	1,709,341		
525	Fidelity Advisor Series VII	Fidelity Advisor Communications Equipment Fund:	2,215,017		
525	Fidelity Advisor Series VII	Fidelity Advisor Communications Equipment Fund:	985,148		
525	Fidelity Advisor Series VII	Fidelity Advisor Communications Equipment Fund:	172,095		
689	Fidelity Advisor Series VII	Fidelity Advisor Electronics Fund: Institutional Class	255,729		
689	Fidelity Advisor Series VII	Fidelity Advisor Electronics Fund: Class A	3,133,029		
689	Fidelity Advisor Series VII	Fidelity Advisor Electronics Fund: Class T	3,742,397		
689	Fidelity Advisor Series VII	Fidelity Advisor Electronics Fund: Class B	1,570,366		
689	Fidelity Advisor Series VII	Fidelity Advisor Electronics Fund: Class C	2,742,770		
1128	Fidelity Advisor Series VII	Fidelity Advisor Real Estate Fund: Class C	25,024,399		
1128	Fidelity Advisor Series VII	Fidelity Advisor Real Estate Fund: Institutional Class	72,326,777		
1128	Fidelity Advisor Series VII	Fidelity Advisor Real Estate Fund: Class T	82,284,034		
1128	Fidelity Advisor Series VII	Fidelity Advisor Real Estate Fund: Class A	112,633,023		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1128	Fidelity Advisor Series VII	Fidelity Advisor Real Estate Fund: Class B	16,590,807		
				2,840,377,675	**1,900,000**
Fidelity Advisor Series VIII					
229	Fidelity Advisor Series VIII	Fidelity Advisor Overseas Fund: Class B	12,859,969		
229	Fidelity Advisor Series VIII	Fidelity Advisor Overseas Fund: Class A	88,926,960		
229	Fidelity Advisor Series VIII	Fidelity Advisor Overseas Fund: Class C	28,237,839		
229	Fidelity Advisor Series VIII	Fidelity Advisor Overseas Fund: Institutional Class	617,217,304		
229	Fidelity Advisor Series VIII	Fidelity Advisor Overseas Fund: Class T	443,460,676		
288	Fidelity Advisor Series VIII	Fidelity Advisor International Capital Appreciation	29,819,548		
288	Fidelity Advisor Series VIII	Fidelity Advisor International Capital Appreciation	80,757,396		
288	Fidelity Advisor Series VIII	Fidelity Advisor International Capital Appreciation	14,795,193		
288	Fidelity Advisor Series VIII	Fidelity Advisor International Capital Appreciation	51,895,222		
288	Fidelity Advisor Series VIII	Fidelity Advisor International Capital Appreciation	5,510,967		
635	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Income Fund:	78,524,691		
635	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Income Fund:	115,316,845		
635	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Income Fund:	18,586,027		
635	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Income Fund:	43,737,504		
635	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Income Fund:	28,601,946		
731	Fidelity Advisor Series VIII	Fidelity Advisor Diversified International Fund:	2,939,213,024		
731	Fidelity Advisor Series VIII	Fidelity Advisor Diversified International Fund: Class	1,467,146,207		
731	Fidelity Advisor Series VIII	Fidelity Advisor Diversified International Fund: Class	285,781,945		
731	Fidelity Advisor Series VIII	Fidelity Advisor Diversified International Fund: Class	816,405,345		
731	Fidelity Advisor Series VIII	Fidelity Advisor Diversified International Fund: Class	2,579,742,222		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
736	Fidelity Advisor Series VIII	Fidelity Advisor Europe Capital Appreciation Fund:	4,069,875		
736	Fidelity Advisor Series VIII	Fidelity Advisor Europe Capital Appreciation Fund:	14,425,357		
736	Fidelity Advisor Series VIII	Fidelity Advisor Europe Capital Appreciation Fund:	6,535,843		
736	Fidelity Advisor Series VIII	Fidelity Advisor Europe Capital Appreciation Fund:	622,325		
736	Fidelity Advisor Series VIII	Fidelity Advisor Europe Capital Appreciation Fund:	11,028,782		
741	Fidelity Advisor Series VIII	Fidelity Advisor Japan Fund: Class C	15,057,541		
741	Fidelity Advisor Series VIII	Fidelity Advisor Japan Fund: Class A	17,038,557		
741	Fidelity Advisor Series VIII	Fidelity Advisor Japan Fund: Institutional Class	4,714,028		
741	Fidelity Advisor Series VIII	Fidelity Advisor Japan Fund: Class T	8,361,720		
741	Fidelity Advisor Series VIII	Fidelity Advisor Japan Fund: Class B	3,837,982		
746	Fidelity Advisor Series VIII	Fidelity Advisor Latin America Fund: Class T	33,469,713		
746	Fidelity Advisor Series VIII	Fidelity Advisor Latin America Fund: Class B	21,499,016		
746	Fidelity Advisor Series VIII	Fidelity Advisor Latin America Fund: Institutional	13,463,548		
746	Fidelity Advisor Series VIII	Fidelity Advisor Latin America Fund: Class A	105,809,723		
746	Fidelity Advisor Series VIII	Fidelity Advisor Latin America Fund: Class C	41,302,298		
751	Fidelity Advisor Series VIII	Fidelity Advisor Global Capital Appreciation Fund:	2,515,981		
751	Fidelity Advisor Series VIII	Fidelity Advisor Global Capital Appreciation Fund:	8,503,879		
751	Fidelity Advisor Series VIII	Fidelity Advisor Global Capital Appreciation Fund:	3,368,958		
751	Fidelity Advisor Series VIII	Fidelity Advisor Global Capital Appreciation Fund:	1,491,014		
751	Fidelity Advisor Series VIII	Fidelity Advisor Global Capital Appreciation Fund:	10,581,883		
756	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Asia Fund: Class A	95,157,551		
756	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Asia Fund: Class B	23,244,496		
756	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Asia Fund: Institutional	8,808,567		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
756	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Asia Fund: Class T	32,998,840		
756	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Asia Fund: Class C	42,307,084		
1266	Fidelity Advisor Series VIII	Fidelity Advisor Value Leaders Fund: Class A	44,103,372		
1266	Fidelity Advisor Series VIII	Fidelity Advisor Value Leaders Fund: Class C	6,131,170		
1266	Fidelity Advisor Series VIII	Fidelity Advisor Value Leaders Fund: Class T	29,540,219		
1266	Fidelity Advisor Series VIII	Fidelity Advisor Value Leaders Fund: Institutional	2,728,468		
1266	Fidelity Advisor Series VIII	Fidelity Advisor Value Leaders Fund: Class B	3,478,085		
1286	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Fund:	73,002,862		
1286	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Fund: Class T	72,360,752		
1286	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Fund: Class B	26,244,171		
1286	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Fund: Class A	185,460,560		
1286	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Fund: Class C	71,246,757		
				10,791,047,807	**2,500,000**
Fidelity Beacon Street Trust					
343	Fidelity Beacon Street Trust	Fidelity Tax Managed Stock Fund	157,924,007		
5631	Fidelity Beacon Street Trust	Fidelity Advisor Tax Managed Stock Fund: Class A	18,326,897		
5631	Fidelity Beacon Street Trust	Fidelity Advisor Tax Managed Stock Fund: Class B	2,495,379		
5631	Fidelity Beacon Street Trust	Fidelity Advisor Tax Managed Stock Fund: Class C	7,907,474		
5631	Fidelity Beacon Street Trust	Fidelity Advisor Tax Managed Stock Fund:	1,716,201		
5631	Fidelity Beacon Street Trust	Fidelity Advisor Tax Managed Stock Fund: Class T	6,469,600		
				194,839,558	**600,000**
Fidelity Capital Trust					
39	Fidelity Capital Trust	Fidelity Value Fund	15,437,034,245		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
39	Fidelity Capital Trust	Fidelity Value Fund: Class K	103,721,089		
307	Fidelity Capital Trust	Fidelity Capital Appreciation Fund: Class K	69,103,225		
307	Fidelity Capital Trust	Fidelity Capital Appreciation Fund	5,979,037,624		
315	Fidelity Capital Trust	Fidelity Disciplined Equity Fund	11,395,209,156		
315	Fidelity Capital Trust	Fidelity Disciplined Equity Fund: Class K	50,473,085		
320	Fidelity Capital Trust	Fidelity Stock Selector: Class K	41,826,539		
320	Fidelity Capital Trust	Fidelity Stock Selector	857,850,678		
333	Fidelity Capital Trust	Fidelity Focused Stock Fund	106,226,691		
336	Fidelity Capital Trust	Fidelity Advisor Small Cap Independence Fund: Class C	269,125		
336	Fidelity Capital Trust	Fidelity Advisor Small Cap Independence Fund: Class T	525,902		
336	Fidelity Capital Trust	Fidelity Advisor Small Cap Independence Fund: Class B	287,410		
336	Fidelity Capital Trust	Fidelity Small Cap Independence Fund	1,652,441,799		
336	Fidelity Capital Trust	Fidelity Advisor Small Cap Independence Fund:	512,482		
336	Fidelity Capital Trust	Fidelity Advisor Small Cap Independence Fund: Class A	3,002,806		
				35,697,521,856	**2,500,000**
Fidelity Central Investment					
1371	Fidelity Central Investment	Fidelity High Income Central Fund 1	248,324,912		
1408	Fidelity Central Investment	Fidelity Floating Rate Central Fund	2,481,245,404		
1518	Fidelity Central Investment	Fidelity Specialized High Income Central Fund	386,003,309		
1620	Fidelity Central Investment	Fidelity Utilities Central Fund	191,042,258		
1621	Fidelity Central Investment	Fidelity Telecom Services Central Fund	156,651,871		
1622	Fidelity Central Investment	Fidelity Materials Central Fund	189,735,159		
1623	Fidelity Central Investment	Fidelity Information Technology Central Fund	778,577,955		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1624	Fidelity Central Investment	Fidelity Industrials Central Fund	624,813,566		
1625	Fidelity Central Investment	Fidelity Health Care Central Fund	668,163,909		
1626	Fidelity Central Investment	Fidelity Financials Central Fund	829,080,520		
1627	Fidelity Central Investment	Fidelity Energy Central Fund	568,624,440		
1628	Fidelity Central Investment	Fidelity Consumer Staples Central Fund	535,288,971		
1629	Fidelity Central Investment	Fidelity Consumer Discretionary Central Fund	530,533,705		
2018	Fidelity Central Investment	Fidelity International Equity Central Fund	620,898,773		
2062	Fidelity Central Investment	Fidelity High Income Central Fund 2	411,982,552		
				9,220,967,304	**2,500,000**
Fidelity Commonwealth Trust					
317	Fidelity Commonwealth Trust	Spartan 500 Index Fund: Investor Class	6,462,461,950		
317	Fidelity Commonwealth Trust	Spartan 500 Index Fund: Fidelity Advantage Class	7,909,004,166		
337	Fidelity Commonwealth Trust	Fidelity Mid-Cap Stock Fund	9,362,925,406		
337	Fidelity Commonwealth Trust	Fidelity Mid-Cap Stock Fund: Class K	82,465,051		
338	Fidelity Commonwealth Trust	Fidelity Large Cap Stock Fund	737,954,296		
340	Fidelity Commonwealth Trust	Fidelity Small Cap Stock Fund	3,308,194,599		
384	Fidelity Commonwealth Trust	Fidelity Small Cap Retirement Fund	166,061,135		
1282	Fidelity Commonwealth Trust	Fidelity NASDAQ Composite Index Fund	148,809,751		
1283	Fidelity Commonwealth Trust	Fidelity NASDAQ Composite Index Tracking Stock	57,572,923		
1846	Fidelity Commonwealth Trust	Fidelity 100 Index Fund	6,346,406,981		
				34,581,856,258	**2,500,000**
Fidelity Concord Street Trust					
397	Fidelity Concord Street Trust	Spartan Total Market Index Fund: Investor Class	4,566,216,234		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
397	Fidelity Concord Street Trust	Spartan Total Market Index Fund: Fidelity Advantage	3,270,647,038		
398	Fidelity Concord Street Trust	Spartan Extended Market Index Fund: Fidelity	863,834,694		
398	Fidelity Concord Street Trust	Spartan Extended Market Index Fund: Investor Class	2,149,513,196		
399	Fidelity Concord Street Trust	Spartan International Index Fund: Investor Class	3,932,786,127		
399	Fidelity Concord Street Trust	Spartan International Index Fund: Fidelity Advantage	1,660,356,305		
650	Fidelity Concord Street Trust	Spartan U.S. Equity Index Fund: Investor Class	17,733,480,583		
650	Fidelity Concord Street Trust	Spartan U.S. Equity Index Fund: Fidelity Advantage	5,914,060,631		
				40,090,894,808	**2,500,000**
Fidelity Congress Street Fund					
24	Fidelity Congress Street Fund	Fidelity Congress Street Fund	56,587,563		
				56,587,563	**400,000**
Fidelity Contrafund					
22	Fidelity Contrafund	Fidelity Contrafund: Class K	979,073,487		
22	Fidelity Contrafund	Fidelity Contrafund	61,783,761,898		
1277	Fidelity Contrafund	Fidelity Advisor New Insights Fund: Class T	1,652,449,819		
1277	Fidelity Contrafund	Fidelity Advisor New Insights Fund: Class C	1,721,900,712		
1277	Fidelity Contrafund	Fidelity Advisor New Insights Fund: Institutional	3,060,785,237		
1277	Fidelity Contrafund	Fidelity Advisor New Insights Fund: Class B	402,640,649		
1277	Fidelity Contrafund	Fidelity Advisor New Insights Fund: Class A	3,127,337,368		
				72,727,949,170	**2,500,000**
Fidelity Destiny Portfolios					
6	Fidelity Destiny Portfolios	Fidelity Advisor Diversified Stock Fund: Class A	124,596,090		
6	Fidelity Destiny Portfolios	Fidelity Advisor Diversified Stock Fund: Class T	12,473,660		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
6	Fidelity Destiny Portfolios	Fidelity Advisor Diversified Stock Fund: Class C	2,776,513		
6	Fidelity Destiny Portfolios	Fidelity Advisor Diversified Stock Fund: Class B	852,509		
6	Fidelity Destiny Portfolios	Fidelity Advisor Diversified Stock Fund: Institutional	5,252,063		
6	Fidelity Destiny Portfolios	Fidelity Advisor Diversified Stock Fund: Class O	1,759,796,043		
210	Fidelity Destiny Portfolios	Fidelity Advisor Capital Development Fund:	1,719,820		
210	Fidelity Destiny Portfolios	Fidelity Advisor Capital Development Fund: Class T	1,013,523		
210	Fidelity Destiny Portfolios	Fidelity Advisor Capital Development Fund: Class A	379,241,931		
210	Fidelity Destiny Portfolios	Fidelity Advisor Capital Development Fund: Class O	3,786,358,209		
210	Fidelity Destiny Portfolios	Fidelity Advisor Capital Development Fund: Class C	521,822		
210	Fidelity Destiny Portfolios	Fidelity Advisor Capital Development Fund: Class B	399,292		
				6,075,001,475	**2,500,000**
Fidelity Devonshire Trust					
23	Fidelity Devonshire Trust	Fidelity Equity-Income Fund: Class K	72,554,455		
23	Fidelity Devonshire Trust	Fidelity Equity-Income Fund	23,444,607,303		
303	Fidelity Devonshire Trust	Fidelity Real Estate Investment Portfolio	4,701,421,863		
311	Fidelity Devonshire Trust	Fidelity Utilities Fund	869,137,454		
5648	Fidelity Devonshire Trust	Fidelity Large Cap Value Fund	1,272,735,258		
5648	Fidelity Devonshire Trust	Fidelity Advisor Large Cap Value Fund: Class C	1,782,543		
5648	Fidelity Devonshire Trust	Fidelity Advisor Large Cap Value Fund: Institutional	1,500,863		
5648	Fidelity Devonshire Trust	Fidelity Advisor Large Cap Value Fund: Class A	19,754,995		
5648	Fidelity Devonshire Trust	Fidelity Advisor Large Cap Value Fund: Class B	1,671,740		
5648	Fidelity Devonshire Trust	Fidelity Advisor Large Cap Value Fund: Class T	6,143,755		
5649	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Value Fund: Institutional	1,501,275		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
5649	Fidelity Devonshire Trust	Fidelity Mid Cap Value Fund	580,783,546		
5649	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Value Fund: Class A	8,137,651		
5649	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Value Fund: Class C	1,539,524		
5649	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Value Fund: Class T	3,435,163		
5649	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Value Fund: Class B	862,074		
5650	Fidelity Devonshire Trust	Fidelity Advisor Large Cap Growth Fund: Class A	2,003,513		
5650	Fidelity Devonshire Trust	Fidelity Advisor Large Cap Growth Fund: Class B	616,193		
5650	Fidelity Devonshire Trust	Fidelity Advisor Large Cap Growth Fund: Class T	620,418		
5650	Fidelity Devonshire Trust	Fidelity Advisor Large Cap Growth Fund: Class C	950,747		
5650	Fidelity Devonshire Trust	Fidelity Large Cap Growth Fund	110,765,446		
5650	Fidelity Devonshire Trust	Fidelity Advisor Large Cap Growth Fund:	253,602		
5651	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Growth Fund: Institutional	157,105		
5651	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Growth Fund: Class A	2,385,529		
5651	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Growth Fund: Class C	761,694		
5651	Fidelity Devonshire Trust	Fidelity Mid Cap Growth Fund	220,933,413		
5651	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Growth Fund: Class B	336,807		
5651	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Growth Fund: Class T	809,650		
				31,328,163,679	**2,500,000**
Fidelity Exchange Fund					
33	Fidelity Exchange Fund	Fidelity Exchange Fund	189,782,906		
				189,782,906	**600,000**
Fidelity Financial Trust					
73	Fidelity Financial Trust	Fidelity Independence Fund: Class K	73,282,049		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
73	Fidelity Financial Trust	Fidelity Independence Fund	5,119,698,228		
308	Fidelity Financial Trust	Fidelity Convertible Securities Fund	2,361,446,446		
319	Fidelity Financial Trust	Fidelity Equity-Income II Fund	7,095,996,859		
319	Fidelity Financial Trust	Fidelity Equity-Income II Fund: Class K	131,620,592		
				14,782,044,174	**2,500,000**
Fidelity Hastings Street Trust					
3	Fidelity Hastings Street Trust	Fidelity Fund	5,994,752,008		
3	Fidelity Hastings Street Trust	Fidelity Fund: Class K	62,108,036		
339	Fidelity Hastings Street Trust	Fidelity Growth Discovery Fund: Class K	25,597,489		
339	Fidelity Hastings Street Trust	Fidelity Growth Discovery Fund	1,333,320,680		
361	Fidelity Hastings Street Trust	Fidelity Advisor Mega Cap Stock Fund: Class C	156,352		
361	Fidelity Hastings Street Trust	Fidelity Advisor Mega Cap Stock Fund: Institutional	84,771		
361	Fidelity Hastings Street Trust	Fidelity Advisor Mega Cap Stock Fund: Class A	215,495		
361	Fidelity Hastings Street Trust	Fidelity Advisor Mega Cap Stock Fund: Class T	131,670		
361	Fidelity Hastings Street Trust	Fidelity Mega Cap Stock Fund	547,229,536		
361	Fidelity Hastings Street Trust	Fidelity Advisor Mega Cap Stock Fund: Class B	99,719		
500	Fidelity Hastings Street Trust	Fidelity Fifty	952,701,120		
				8,916,396,876	**2,500,000**
Fidelity Investment Trust					
94	Fidelity Investment Trust	Fidelity Overseas Fund: Class K	17,756,177		
94	Fidelity Investment Trust	Fidelity Overseas Fund	6,576,761,375		
301	Fidelity Investment Trust	Fidelity Europe Fund	3,466,553,188		
302	Fidelity Investment Trust	Fidelity Pacific Basin Fund	562,009,581		

Fax Server

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
305	Fidelity Investment Trust	Fidelity Advisor International Discovery Fund: Class A	479,180,939		
305	Fidelity Investment Trust	Fidelity International Discovery Fund	9,151,015,061		
305	Fidelity Investment Trust	Fidelity Advisor International Discovery Fund:	180,414,098		
305	Fidelity Investment Trust	Fidelity Advisor International Discovery Fund: Class B	19,760,566		
305	Fidelity Investment Trust	Fidelity Advisor International Discovery Fund: Class T	78,349,400		
305	Fidelity Investment Trust	Fidelity International Discovery Fund: Class K	137,512,796		
305	Fidelity Investment Trust	Fidelity Advisor International Discovery Fund: Class C	47,006,629		
309	Fidelity Investment Trust	Fidelity Canada Fund	3,994,802,539		
309	Fidelity Investment Trust	Fidelity Advisor Canada Fund: Institutional Class	17,292,968		
309	Fidelity Investment Trust	Fidelity Advisor Canada Fund: Class T	21,128,941		
309	Fidelity Investment Trust	Fidelity Advisor Canada Fund: Class C	23,720,383		
309	Fidelity Investment Trust	Fidelity Advisor Canada Fund: Class A	76,450,590		
309	Fidelity Investment Trust	Fidelity Advisor Canada Fund: Class B	7,610,287		
318	Fidelity Investment Trust	Fidelity Worldwide Fund	1,165,238,921		
322	Fidelity Investment Trust	Fidelity Emerging Markets Fund	3,328,518,466		
322	Fidelity Investment Trust	Fidelity Emerging Markets Fund: Class K	76,345,020		
325	Fidelity Investment Trust	Fidelity Diversified International Fund	37,955,363,928		
325	Fidelity Investment Trust	Fidelity Diversified International Fund: Class K	619,455,369		
335	Fidelity Investment Trust	Fidelity Aggressive International Fund	287,009,615		
341	Fidelity Investment Trust	Fidelity Europe Capital Appreciation Fund	673,473,492		
342	Fidelity Investment Trust	Fidelity Nordic Fund	429,333,318		
349	Fidelity Investment Trust	Fidelity Latin America Fund	3,729,911,090		
350	Fidelity Investment Trust	Fidelity Japan Fund	1,230,520,729		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
351	Fidelity Investment Trust	Fidelity Southeast Asia Fund	2,198,728,312		
352	Fidelity Investment Trust	Fidelity Advisor China Region Fund: Class A	384,514		
352	Fidelity Investment Trust	Fidelity Advisor China Region Fund: Class C	190,971		
352	Fidelity Investment Trust	Fidelity Advisor China Region Fund: Class B	185,240		
352	Fidelity Investment Trust	Fidelity Advisor China Region Fund: Class T	105,418		
352	Fidelity Investment Trust	Fidelity Advisor China Region Fund: Institutional	89,864		
352	Fidelity Investment Trust	Fidelity China Region Fund	978,586,413		
360	Fidelity Investment Trust	Fidelity Japan Smaller Companies Fund	467,856,480		
1135	Fidelity Investment Trust	Fidelity Advisor International Small Cap Fund: Class	8,213,712		
1135	Fidelity Investment Trust	Fidelity International Small Cap Fund	769,448,313		
1135	Fidelity Investment Trust	Fidelity Advisor International Small Cap Fund: Class	4,584,392		
1135	Fidelity Investment Trust	Fidelity Advisor International Small Cap Fund: Class	19,549,347		
1135	Fidelity Investment Trust	Fidelity Advisor International Small Cap Fund:	3,177,834		
1135	Fidelity Investment Trust	Fidelity Advisor International Small Cap Fund: Class	18,664,603		
1504	Fidelity Investment Trust	Fidelity Advisor International Small Cap	17,497,875		
1504	Fidelity Investment Trust	Fidelity Advisor International Small Cap	13,590,916		
1504	Fidelity Investment Trust	Fidelity Advisor International Small Cap	15,815,109		
1504	Fidelity Investment Trust	Fidelity International Small Cap Opportunities Fund	494,433,903		
1504	Fidelity Investment Trust	Fidelity Advisor International Small Cap	4,124,707		
1504	Fidelity Investment Trust	Fidelity Advisor International Small Cap	28,300,320		
1597	Fidelity Investment Trust	Fidelity International Value Fund	211,371,147		
1597	Fidelity Investment Trust	Fidelity Advisor International Value Fund: Class T	3,032,118		
1597	Fidelity Investment Trust	Fidelity Advisor International Value Fund: Class A	4,001,946		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1597	Fidelity Investment Trust	Fidelity Advisor International Value Fund: Class B	1,385,438		
1597	Fidelity Investment Trust	Fidelity Advisor International Value Fund: Class C	2,634,182		
1597	Fidelity Investment Trust	Fidelity Advisor International Value Fund:	1,614,372		
1978	Fidelity Investment Trust	Fidelity Advisor Total International Equity Fund:	3,659,731		
1978	Fidelity Investment Trust	Fidelity Advisor Total International Equity Fund:	7,772,325		
1978	Fidelity Investment Trust	Fidelity Advisor Total International Equity Fund:	3,374,867		
1978	Fidelity Investment Trust	Fidelity Advisor Total International Equity Fund:	3,307,122		
1978	Fidelity Investment Trust	Fidelity Total International Equity Fund	31,424,625		
1978	Fidelity Investment Trust	Fidelity Advisor Total International Equity Fund:	3,602,461		
1979	Fidelity Investment Trust	Fidelity Advisor International Growth Fund: Class B	805,084		
1979	Fidelity Investment Trust	Fidelity Advisor International Growth Fund: Class C	793,900		
1979	Fidelity Investment Trust	Fidelity International Growth Fund	15,382,661		
1979	Fidelity Investment Trust	Fidelity Advisor International Growth Fund:	645,145		
1979	Fidelity Investment Trust	Fidelity Advisor International Growth Fund: Class A	919,027		
1979	Fidelity Investment Trust	Fidelity Advisor International Growth Fund: Class T	625,680		
2053	Fidelity Investment Trust	Fidelity Advisor Emerging Europe, Middle East,	2,044,432		
2053	Fidelity Investment Trust	Fidelity Advisor Emerging Europe, Middle East,	864,262		
2053	Fidelity Investment Trust	Fidelity Advisor Emerging Europe, Middle East,	3,774,932		
2053	Fidelity Investment Trust	Fidelity Emerging Europe, Middle East, Africa	47,693,243		
2053	Fidelity Investment Trust	Fidelity Advisor Emerging Europe, Middle East,	1,106,844		
2053	Fidelity Investment Trust	Fidelity Advisor Emerging Europe, Middle East,	754,510		
				79,748,613,763	2,500,000

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
Fidelity Magellan Fund					
21	Fidelity Magellan Fund	Fidelity Magellan Fund: Class K	252,334,868		
21	Fidelity Magellan Fund	Fidelity Magellan Fund	28,359,488,575		
				28,611,823,443	**2,500,000**
Fidelity Mt. Vernon Street Trust					
25	Fidelity Mt. Vernon Street Trust	Fidelity Growth Company Fund: Class K	370,250,309		
25	Fidelity Mt. Vernon Street Trust	Fidelity Growth Company Fund	29,648,091,842		
300	Fidelity Mt. Vernon Street Trust	Fidelity New Millennium Fund	1,647,839,840		
324	Fidelity Mt. Vernon Street Trust	Fidelity Aggressive Growth Fund	2,140,728,242		
324	Fidelity Mt. Vernon Street Trust	Fidelity Aggressive Growth Fund: Class K	51,731,971		
2063	Fidelity Mt. Vernon Street Trust	Fidelity Advisor 130/30 Large Cap Fund: Class B	1,194,702		
2063	Fidelity Mt. Vernon Street Trust	Fidelity Advisor 130/30 Large Cap Fund: Class A	5,874,715		
2063	Fidelity Mt. Vernon Street Trust	Fidelity Advisor 130/30 Large Cap Fund: Class C	2,687,995		
2063	Fidelity Mt. Vernon Street Trust	Fidelity Advisor 130/30 Large Cap Fund: Class T	2,264,782		
2063	Fidelity Mt. Vernon Street Trust	Fidelity Advisor 130/30 Large Cap Fund:	4,717,081		
2063	Fidelity Mt. Vernon Street Trust	Fidelity 130/30 Large Cap Fund	118,823,237		
				33,994,204,716	**2,500,000**
Fidelity Puritan Trust					
4	Fidelity Puritan Trust	Fidelity Puritan Fund	19,510,637,649		
4	Fidelity Puritan Trust	Fidelity Puritan Fund: Class K	45,770,100		
256	Fidelity Puritan Trust	Fidelity Low-Priced Stock Fund	25,151,259,388		
256	Fidelity Puritan Trust	Fidelity Low-Priced Stock Fund: Class K	388,345,237		
304	Fidelity Puritan Trust	Fidelity Balanced Fund: Class K	123,905,953		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
304	Fidelity Puritan Trust	Fidelity Balanced Fund	22,149,828,244		
1173	Fidelity Puritan Trust	Fidelity Value Discovery Fund	901,956,593		
1173	Fidelity Puritan Trust	Fidelity Value Discovery Fund: Class K	22,813,325		
				68,294,516,489	**2,500,000**
Fidelity Securities Fund					
93	Fidelity Securities Fund	Fidelity OTC Portfolio: Class K	29,007,191		
93	Fidelity Securities Fund	Fidelity OTC Portfolio	5,302,557,154		
127	Fidelity Securities Fund	Fidelity Growth & Income Portfolio	10,068,191,381		
127	Fidelity Securities Fund	Fidelity Growth & Income Portfolio: Class K	126,358,005		
289	Fidelity Securities Fund	Fidelity Leveraged Company Stock Fund	5,640,920,301		
289	Fidelity Securities Fund	Fidelity Leveraged Company Stock Fund: Class K	181,880,920		
312	Fidelity Securities Fund	Fidelity Blue Chip Growth Fund	12,130,271,420		
312	Fidelity Securities Fund	Fidelity Blue Chip Growth Fund: Class K	98,877,724		
330	Fidelity Securities Fund	Fidelity Dividend Growth Fund	8,011,305,902		
330	Fidelity Securities Fund	Fidelity Dividend Growth Fund: Class K	76,494,250		
661	Fidelity Securities Fund	Fidelity Advisor Aggressive Growth Fund: Class T	12,872,250		
661	Fidelity Securities Fund	Fidelity Advisor Aggressive Growth Fund: Class B	4,583,820		
661	Fidelity Securities Fund	Fidelity Advisor Aggressive Growth Fund: Class A	8,957,982		
661	Fidelity Securities Fund	Fidelity Advisor Aggressive Growth Fund:	435,614		
661	Fidelity Securities Fund	Fidelity Advisor Aggressive Growth Fund: Class C	5,165,415		
1271	Fidelity Securities Fund	Fidelity Blue Chip Value Fund	432,878,350		
1368	Fidelity Securities Fund	Fidelity Advisor International Real Estate Fund: Class	4,557,947		
1368	Fidelity Securities Fund	Fidelity Advisor International Real Estate Fund: Class	8,180,528		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1368	Fidelity Securities Fund	Fidelity Advisor International Real Estate Fund: Class	2,892,902		
1368	Fidelity Securities Fund	Fidelity Advisor International Real Estate Fund:	2,351,878		
1368	Fidelity Securities Fund	Fidelity Advisor International Real Estate Fund: Class	784,225		
1368	Fidelity Securities Fund	Fidelity International Real Estate Fund	450,129,730		
1388	Fidelity Securities Fund	Fidelity Advisor Small Cap Growth Fund: Class T	19,454,774		
1388	Fidelity Securities Fund	Fidelity Advisor Small Cap Growth Fund:	20,425,454		
1388	Fidelity Securities Fund	Fidelity Small Cap Growth Fund	1,106,896,902		
1388	Fidelity Securities Fund	Fidelity Advisor Small Cap Growth Fund: Class B	4,755,928		
1388	Fidelity Securities Fund	Fidelity Advisor Small Cap Growth Fund: Class C	14,657,681		
1388	Fidelity Securities Fund	Fidelity Advisor Small Cap Growth Fund: Class A	38,823,334		
1389	Fidelity Securities Fund	Fidelity Advisor Small Cap Value Fund: Class A	54,426,897		
1389	Fidelity Securities Fund	Fidelity Advisor Small Cap Value Fund: Class B	8,875,560		
1389	Fidelity Securities Fund	Fidelity Advisor Small Cap Value Fund: Class C	22,424,388		
1389	Fidelity Securities Fund	Fidelity Advisor Small Cap Value Fund: Class T	38,502,913		
1389	Fidelity Securities Fund	Fidelity Advisor Small Cap Value Fund: Institutional	8,856,620		
1389	Fidelity Securities Fund	Fidelity Small Cap Value Fund	1,208,527,236		
1799	Fidelity Securities Fund	Fidelity Small Cap Opportunities Fund	1,264,533,198		
1833	Fidelity Securities Fund	Fidelity Real Estate Income Fund	367,479,398		
				46,778,296,172	2,500,000
Fidelity Select Portfolios					
7	Fidelity Select Portfolios	Select Portfolios: Computers Portfolio	316,726,715		
8	Fidelity Select Portfolios	Select Portfolios: Electronics Portfolio	925,499,618		
9	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Consumer Staples	12,575,955		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
9	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Consumer Staples	65,742,131		
9	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Consumer Staples	11,637,274		
9	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Consumer Staples	32,903,084		
9	Fidelity Select Portfolios	Select Portfolios: Consumer Staples Portfolio	706,925,590		
9	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Consumer Staples	14,048,525		
28	Fidelity Select Portfolios	Select Portfolios: Software and Computer Services	646,090,350		
34	Fidelity Select Portfolios	Select Portfolios: Air Transportation Portfolio	41,156,640		
60	Fidelity Select Portfolios	Select Portfolios: Energy Portfolio	2,238,584,084		
62	Fidelity Select Portfolios	Select Portfolios: Leisure Portfolio	166,844,882		
63	Fidelity Select Portfolios	Select Portfolios: Health Care Portfolio	1,671,368,401		
64	Fidelity Select Portfolios	Select Portfolios: Technology Portfolio	1,169,562,867		
65	Fidelity Select Portfolios	Select Portfolios: Utilities Growth Portfolio	397,361,131		
66	Fidelity Select Portfolios	Select Portfolios: Financial Services Portfolio	395,593,406		
67	Fidelity Select Portfolios	Select Portfolios: Defense and Aerospace Portfolio	796,494,498		
68	Fidelity Select Portfolios	Select Portfolios: Brokerage and Investment	544,787,299		
69	Fidelity Select Portfolios	Select Portfolios: Chemicals Portfolio	444,649,900		
96	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor	113,162		
96	Fidelity Select Portfolios	Select Portfolios: Telecommunications Portfolio	240,425,099		
96	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor	1,152,117		
96	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor	474,624		
96	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor	763,436		
96	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor	498,378		
141	Fidelity Select Portfolios	Select Portfolios: Gold Portfolio	1,634,370,623		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
141	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Gold Fund: Class	5,668,968		
141	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Gold Fund: Class	10,630,770		
141	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Gold Fund: Class T	10,514,546		
141	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Gold Fund:	3,322,635		
141	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Gold Fund: Class	27,026,876		
142	Fidelity Select Portfolios	Select Portfolios: Biotechnology Portfolio	1,387,916,618		
143	Fidelity Select Portfolios	Select Portfolios: Energy Service Portfolio	1,723,649,629		
145	Fidelity Select Portfolios	Select Portfolios: Insurance Portfolio	99,125,315		
146	Fidelity Select Portfolios	Select Portfolios: Retailing Portfolio	61,350,633		
152	Fidelity Select Portfolios	Select Portfolios: Pharmaceuticals Portfolio	136,855,553		
198	Fidelity Select Portfolios	Select Portfolios: Home Finance Portfolio	89,534,170		
353	Fidelity Select Portfolios	Select Portfolios: IT Services Portfolio	77,867,178		
354	Fidelity Select Portfolios	Select Portfolios: Medical Equipment and Systems	1,609,841,338		
502	Fidelity Select Portfolios	Select Portfolios: Automotive Portfolio	14,601,975		
503	Fidelity Select Portfolios	Select Portfolios: Multimedia Portfolio	41,505,656		
505	Fidelity Select Portfolios	Select Portfolios: Medical Delivery Portfolio	367,172,448		
506	Fidelity Select Portfolios	Select Portfolios: Paper and Forest Products Portfolio	22,860,452		
507	Fidelity Select Portfolios	Select Portfolios: Banking Portfolio	301,573,919		
509	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Materials Fund:	9,711,253		
509	Fidelity Select Portfolios	Select Portfolios: Materials Portfolio	235,707,790		
509	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Materials Fund:	4,524,355		
509	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Materials Fund:	1,167,485		
509	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Materials Fund:	7,709,946		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
509	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Materials Fund:	17,872,901		
510	Fidelity Select Portfolios	Select Portfolios: Industrial Equipment Portfolio	99,537,315		
511	Fidelity Select Portfolios	Select Portfolios: Construction and Housing Portfolio	86,345,717		
512	Fidelity Select Portfolios	Select Portfolios: Transportation Portfolio	95,240,115		
513	Fidelity Select Portfolios	Select Portfolios: Natural Gas Portfolio	1,361,224,727		
514	Fidelity Select Portfolios	Select Portfolios: Natural Resources Portfolio	1,710,010,870		
515	Fidelity Select Portfolios	Select Portfolios: Industrials Portfolio	121,260,231		
516	Fidelity Select Portfolios	Select Portfolios: Environmental Portfolio	49,620,373		
517	Fidelity Select Portfolios	Select Portfolios: Consumer Discretionary Portfolio	25,149,040		
518	Fidelity Select Portfolios	Select Portfolios: Communications Equipment Portfolio	195,416,985		
612	Fidelity Select Portfolios	Select Portfolios: Networking and Infrastructure	45,836,957		
653	Fidelity Select Portfolios	Select Portfolios: Wireless Portfolio	252,540,915		
				22,786,245,443	**2,500,000**
Fidelity Summer Street Trust					
38	Fidelity Summer Street Trust	Fidelity Capital & Income Fund	8,602,486,647		
331	Fidelity Summer Street Trust	Fidelity New Markets Income Fund	1,987,643,392		
332	Fidelity Summer Street Trust	Fidelity Export and Multinational Fund	3,320,978,791		
332	Fidelity Summer Street Trust	Fidelity Export and Multinational Fund: Class K	58,839,404		
455	Fidelity Summer Street Trust	Fidelity High Income Fund	5,012,832,704		
1366	Fidelity Summer Street Trust	Fidelity Focused High Income Fund	61,767,018		
				19,044,547,956	**2,500,000**
Fidelity Trend Fund					
5	Fidelity Trend Fund	Fidelity Trend Fund	715,308,304		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
				715,308,304	**900,000**
Variable Insurance Products					
45	Variable Insurance Products Fund	VIP: High Income Portfolio: Investor Class	107,881,558		
45	Variable Insurance Products Fund	VIP: High Income Portfolio: Service Class 2 R	1,844,490		
45	Variable Insurance Products Fund	VIP: High Income Portfolio: Service Class R	25,080,870		
45	Variable Insurance Products Fund	VIP: High Income Portfolio: Initial Class R	18,182,306		
45	Variable Insurance Products Fund	VIP: High Income Portfolio: Service Class	131,989,972		
45	Variable Insurance Products Fund	VIP: High Income Portfolio: Initial Class	590,462,282		
45	Variable Insurance Products Fund	VIP: High Income Portfolio: Service Class 2	94,201,074		
151	Variable Insurance Products Fund	VIP: Value Portfolio: Investor Class	47,154,370		
151	Variable Insurance Products Fund	VIP: Value Portfolio: Service Class 2	7,780,421		
151	Variable Insurance Products Fund	VIP: Value Portfolio: Initial Class	47,273,324		
151	Variable Insurance Products Fund	VIP: Value Portfolio: Service Class	569,889		
211	Variable Insurance Products Fund	VIP: Equity-Income Portfolio: Service Class	575,773,514		
211	Variable Insurance Products Fund	VIP: Equity-Income Portfolio: Service Class 2 R	7,660,467		
211	Variable Insurance Products Fund	VIP: Equity-Income Portfolio: Initial Class	4,623,117,175		
211	Variable Insurance Products Fund	VIP: Equity-Income Portfolio: Service Class 2	1,832,776,270		
211	Variable Insurance Products Fund	VIP: Equity-Income Portfolio: Investor Class	167,668,403		
212	Variable Insurance Products Fund	VIP: Growth Portfolio: Service Class	566,265,084		
212	Variable Insurance Products Fund	VIP: Growth Portfolio: Service Class 2	620,506,006		
212	Variable Insurance Products Fund	VIP: Growth Portfolio: Initial Class	3,330,760,833		
212	Variable Insurance Products Fund	VIP: Growth Portfolio: Service Class 2 R	5,265,125		
212	Variable Insurance Products Fund	VIP: Growth Portfolio: Investor Class	134,148,722		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
221	Variable Insurance Products Fund	VIP: Overseas Portfolio: Service Class	220,949,250		
221	Variable Insurance Products Fund	VIP: Overseas Portfolio: Initial Class R	164,501,741		
221	Variable Insurance Products Fund	VIP: Overseas Portfolio: Service Class 2 R	62,179,438		
221	Variable Insurance Products Fund	VIP: Overseas Portfolio: Service Class 2	539,018,606		
221	Variable Insurance Products Fund	VIP: Overseas Portfolio: Initial Class	946,445,434		
221	Variable Insurance Products Fund	VIP: Overseas Portfolio: Service Class R	84,415,350		
221	Variable Insurance Products Fund	VIP: Overseas Portfolio: Investor Class R	164,917,022		
				15,118,788,996	**2,500,000**
Variable Insurance Products					
157	Variable Insurance Products Fund II	VIP: Index 500 Portfolio: Service Class	31,632,462		
157	Variable Insurance Products Fund II	VIP: Index 500 Portfolio: Service Class 2	213,996,545		
157	Variable Insurance Products Fund II	VIP: Index 500 Portfolio	1,977,271,760		
158	Variable Insurance Products Fund II	VIP: Contrafund Portfolio: Service Class	2,066,322,746		
158	Variable Insurance Products Fund II	VIP: Contrafund Portfolio: Initial Class	8,448,024,756		
158	Variable Insurance Products Fund II	VIP: Contrafund Portfolio: Investor Class	432,186,593		
158	Variable Insurance Products Fund II	VIP: Contrafund Portfolio: Service Class 2 R	20,965,842		
158	Variable Insurance Products Fund II	VIP: Contrafund Portfolio: Service Class 2	7,770,688,717		
1529	Variable Insurance Products Fund II	VIP: Disciplined Small Cap Portfolio: Initial Class	10,350,002		
1529	Variable Insurance Products Fund II	VIP: Disciplined Small Cap Portfolio: Service Class	1,012,083		
1529	Variable Insurance Products Fund II	VIP: Disciplined Small Cap Portfolio: Service Class 2	2,778,245		
1529	Variable Insurance Products Fund II	VIP: Disciplined Small Cap Portfolio: Investor Class	24,205,674		
				20,999,435,425	**2,500,000**

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
Variable Insurance Products					
147	Variable Insurance Products Fund III	VIP: Growth & Income Portfolio: Investor Class	95,981,909		
147	Variable Insurance Products Fund III	VIP: Growth & Income Portfolio: Service Class	231,857,544		
147	Variable Insurance Products Fund III	VIP: Growth & Income Portfolio: Service Class 2	409,286,866		
147	Variable Insurance Products Fund III	VIP: Growth & Income Portfolio: Initial Class	324,011,807		
386	Variable Insurance Products Fund III	VIP: Dynamic Capital Appreciation Portfolio: Service	355,974		
386	Variable Insurance Products Fund III	VIP: Dynamic Capital Appreciation Portfolio: Initial	21,164,711		
386	Variable Insurance Products Fund III	VIP: Dynamic Capital Appreciation Portfolio: Service	14,997,448		
386	Variable Insurance Products Fund III	VIP: Dynamic Capital Appreciation Portfolio: Investor	19,377,498		
487	Variable Insurance Products Fund III	VIP: Aggressive Growth Portfolio: Initial Class	6,741,070		
487	Variable Insurance Products Fund III	VIP: Aggressive Growth Portfolio: Service Class 2	6,965,624		
487	Variable Insurance Products Fund III	VIP: Aggressive Growth Portfolio: Service Class	707,077		
487	Variable Insurance Products Fund III	VIP: Aggressive Growth Portfolio: Investor Class	5,247,893		
616	Variable Insurance Products Fund III	VIP: Balanced Portfolio: Initial Class	203,195,044		
616	Variable Insurance Products Fund III	VIP: Balanced Portfolio: Investor Class	846,691,369		
616	Variable Insurance Products Fund III	VIP: Balanced Portfolio: Service Class	6,580,188		
616	Variable Insurance Products Fund III	VIP: Balanced Portfolio: Service Class 2	115,678,192		
617	Variable Insurance Products Fund III	VIP: Growth Opportunities Portfolio: Investor Class	11,655,565		
617	Variable Insurance Products Fund III	VIP: Growth Opportunities Portfolio: Initial Class	167,799,353		
617	Variable Insurance Products Fund III	VIP: Growth Opportunities Portfolio: Service Class	152,735,118		
617	Variable Insurance Products Fund III	VIP: Growth Opportunities Portfolio: Service Class 2	33,136,670		
772	Variable Insurance Products Fund III	VIP: Mid Cap Portfolio: Service Class 2	4,771,530,741		
772	Variable Insurance Products Fund III	VIP: Mid Cap Portfolio: Initial Class	1,158,397,589		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
772	Variable Insurance Products Fund III	VIP: Mid Cap Portfolio: Service Class	791,779,924		
772	Variable Insurance Products Fund III	VIP: Mid Cap Portfolio: Investor Class	233,557,309		
1023	Variable Insurance Products Fund III	VIP: Value Strategies Portfolio: Investor Class	43,125,361		
1023	Variable Insurance Products Fund III	VIP: Value Strategies Portfolio : Service Class	34,744,090		
1023	Variable Insurance Products Fund III	VIP: Value Strategies Portfolio : Service Class 2	132,809,176		
1023	Variable Insurance Products Fund III	VIP: Value Strategies Portfolio : Initial Class	78,451,776		
				9,918,562,886	2,500,000
Variable Insurance Products					
154	Variable Insurance Products Fund IV	VIP: Technology Portfolio: Investor Class	22,615,936		
154	Variable Insurance Products Fund IV	VIP: Technology Portfolio: Initial Class	37,347,419		
155	Variable Insurance Products Fund IV	VIP: Energy Portfolio: Initial Class	213,528,501		
155	Variable Insurance Products Fund IV	VIP: Energy Portfolio: Investor Class	97,512,734		
155	Variable Insurance Products Fund IV	VIP: Energy Portfolio: Service Class 2	148,983,255		
156	Variable Insurance Products Fund IV	VIP: Health Care Portfolio: Initial Class	47,944,536		
156	Variable Insurance Products Fund IV	VIP: Health Care Portfolio: Investor Class	27,186,581		
160	Variable Insurance Products Fund IV	VIP: Utilities Portfolio: Investor Class	23,221,349		
160	Variable Insurance Products Fund IV	VIP: Utilities Portfolio: Initial Class	39,260,364		
765	Variable Insurance Products Fund IV	VIP: Financial Services Portfolio: Initial Class	24,456,472		
765	Variable Insurance Products Fund IV	VIP: Financial Services Portfolio: Investor Class	15,555,386		
766	Variable Insurance Products Fund IV	VIP: Industrials Portfolio: Investor Class	25,730,091		
766	Variable Insurance Products Fund IV	VIP: Industrials Portfolio: Initial Class	34,968,842		
767	Variable Insurance Products Fund IV	VIP: Consumer Discretionary Portfolio: Investor Class	2,070,952		
767	Variable Insurance Products Fund IV	VIP: Consumer Discretionary Portfolio: Initial Class	5,354,123		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1152	Variable Insurance Products Fund IV	VIP: Growth Stock Portfolio: Investor Class	6,572,610		
1152	Variable Insurance Products Fund IV	VIP: Growth Stock Portfolio: Initial Class	5,374,777		
1152	Variable Insurance Products Fund IV	VIP: Growth Stock Portfolio: Service Class 2	3,341,156		
1152	Variable Insurance Products Fund IV	VIP: Growth Stock Portfolio: Service Class	1,501,711		
1155	Variable Insurance Products Fund IV	VIP: Real Estate Portfolio: Initial Class	59,160,933		
1155	Variable Insurance Products Fund IV	VIP: Real Estate Portfolio: Service Class 2	3,972,169		
1155	Variable Insurance Products Fund IV	VIP: Real Estate Portfolio: Investor Class	39,542,564		
1155	Variable Insurance Products Fund IV	VIP: Real Estate Portfolio: Service Class	2,876,500		
1263	Variable Insurance Products Fund IV	VIP: Value Leaders Portfolio: Investor Class	33,002,398		
1263	Variable Insurance Products Fund IV	VIP: Value Leaders Portfolio: Service Class 2	3,277,726		
1263	Variable Insurance Products Fund IV	VIP: Value Leaders Portfolio: Service Class	1,540,227		
1263	Variable Insurance Products Fund IV	VIP: Value Leaders Portfolio: Initial Class	26,417,935		
1390	Variable Insurance Products Fund IV	VIP: International Capital Appreciation Portfolio:	291,835		
1390	Variable Insurance Products Fund IV	VIP: International Capital Appreciation Portfolio:	220,122		
1390	Variable Insurance Products Fund IV	VIP: International Capital Appreciation Portfolio:	562,603		
1390	Variable Insurance Products Fund IV	VIP: International Capital Appreciation Portfolio:	20,681,777		
1390	Variable Insurance Products Fund IV	VIP: International Capital Appreciation Portfolio:	424,537		
1390	Variable Insurance Products Fund IV	VIP: International Capital Appreciation Portfolio:	12,911,035		
1390	Variable Insurance Products Fund IV	VIP: International Capital Appreciation Portfolio:	220,121		
1839	Variable Insurance Products Fund IV	VIP: Consumer Staples Portfolio: Initial Class	8,230,348		
1839	Variable Insurance Products Fund IV	VIP: Consumer Staples Portfolio: Investor Class	9,921,264		
1841	Variable Insurance Products Fund IV	VIP: Materials Portfolio: Initial Class	17,391,627		
1841	Variable Insurance Products Fund IV	VIP: Materials Portfolio: Investor Class	13,303,170		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1843	Variable Insurance Products Fund IV	VIP: Telecommunications Portfolio: Investor Class	2,266,245		
1843	Variable Insurance Products Fund IV	VIP: Telecommunications Portfolio: Initial Class	1,897,631		
2021	Variable Insurance Products Fund IV	VIP: Emerging Markets Portfolio: Service Class 2	579,031		
2021	Variable Insurance Products Fund IV	VIP: Emerging Markets Portfolio: Service Class	579,636		
2021	Variable Insurance Products Fund IV	VIP: Emerging Markets Portfolio: Initial Class	752,714		
2021	Variable Insurance Products Fund IV	VIP: Emerging Markets Portfolio: Investor Class R	4,395,007		
2021	Variable Insurance Products Fund IV	VIP: Emerging Markets Portfolio: Initial Class R	4,081,955		
2021	Variable Insurance Products Fund IV	VIP: Emerging Markets Portfolio: Service Class 2 R	579,032		
				1,051,606,937	**1,250,000**
		Grand Total for Greenbook Equity	**652,993,259,799**		**58,150,000**

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
Fidelity Aberdeen Street Trust					
369	Fidelity Aberdeen Street Trust	Fidelity Freedom Income Fund	2,502,810,659		
370	Fidelity Aberdeen Street Trust	Fidelity Freedom 2000 Fund	1,681,293,553		
371	Fidelity Aberdeen Street Trust	Fidelity Freedom 2010 Fund	12,566,307,098		
372	Fidelity Aberdeen Street Trust	Fidelity Freedom 2020 Fund	18,523,104,408		
373	Fidelity Aberdeen Street Trust	Fidelity Freedom 2030 Fund	12,458,628,026		
718	Fidelity Aberdeen Street Trust	Fidelity Freedom 2040 Fund	6,638,480,413		
1184	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2010 Fund: Class B	29,462,878		
1184	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2010 Fund: Class C	53,108,708		
1184	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2010 Fund: Class A	422,157,524		
1184	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2010 Fund: Institutional	48,627,063		
1184	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2010 Fund: Class T	200,892,215		
1189	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2020 Fund: Class T	416,373,000		
1189	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2020 Fund: Class B	77,167,393		
1189	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2020 Fund: Institutional	109,768,128		
1189	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2020 Fund: Class A	815,819,349		
1189	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2020 Fund: Class C	86,981,019		
1194	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2030 Fund: Class T	276,538,785		
1194	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2030 Fund: Institutional	83,064,933		
1194	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2030 Fund: Class B	52,269,949		
1194	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2030 Fund: Class A	625,669,783		
1194	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2030 Fund: Class C	53,814,482		
1199	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2040 Fund: Class A	409,999,417		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1199	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2040 Fund: Class B	43,172,283		
1199	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2040 Fund: Class C	48,727,345		
1199	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2040 Fund: Class T	218,693,179		
1199	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2040 Fund: Institutional	52,893,608		
1205	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom Income Fund: Class T	44,871,279		
1205	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom Income Fund: Institutional	9,313,401		
1205	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom Income Fund: Class C	12,875,606		
1205	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom Income Fund: Class A	101,409,478		
1205	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom Income Fund: Class B	5,089,544		
1291	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2005 Fund: Class T	18,694,691		
1291	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2005 Fund: Class C	9,259,855		
1291	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2005 Fund: Class B	3,876,961		
1291	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2005 Fund: Institutional	10,485,554		
1291	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2005 Fund: Class A	106,361,920		
1296	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2015 Fund: Class C	60,652,715		
1296	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2015 Fund: Class B	38,967,988		
1296	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2015 Fund: Class T	199,345,984		
1296	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2015 Fund: Institutional	87,750,902		
1296	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2015 Fund: Class A	542,379,271		
1302	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2025 Fund: Institutional	74,709,832		
1302	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2025 Fund: Class A	583,443,104		
1302	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2025 Fund: Class B	38,940,733		
1302	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2025 Fund: Class C	39,624,784		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1302	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2025 Fund: Class T	166,752,260		
1307	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2035 Fund: Class A	350,070,385		
1307	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2035 Fund: Institutional	46,591,596		
1307	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2035 Fund: Class B	24,904,794		
1307	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2035 Fund: Class T	96,581,888		
1307	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2035 Fund: Class C	21,722,557		
1312	Fidelity Aberdeen Street Trust	Fidelity Freedom 2005 Fund	986,316,138		
1313	Fidelity Aberdeen Street Trust	Fidelity Freedom 2015 Fund	7,210,714,486		
1314	Fidelity Aberdeen Street Trust	Fidelity Freedom 2025 Fund	6,784,110,262		
1315	Fidelity Aberdeen Street Trust	Fidelity Freedom 2035 Fund	4,040,396,526		
1599	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2045 Fund: Institutional	10,198,316		
1599	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2045 Fund: Class T	14,935,989		
1599	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2045 Fund: Class A	77,595,438		
1599	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2045 Fund: Class C	2,923,175		
1599	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2045 Fund: Class B	2,876,559		
1605	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2050 Fund: Class B	3,814,779		
1605	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2050 Fund: Class A	56,413,673		
1605	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2050 Fund: Institutional	9,815,791		
1605	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2050 Fund: Class C	5,895,826		
1605	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2050 Fund: Class T	20,199,853		
1617	Fidelity Aberdeen Street Trust	Fidelity Freedom 2045 Fund	831,215,077		
1618	Fidelity Aberdeen Street Trust	Fidelity Freedom 2050 Fund	717,657,470		
				81,965,681,638	**2,500,000**

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
Fidelity Advisor Series II					
40	Fidelity Advisor Series II	Fidelity Advisor Mortgage Securities Fund: Class T	42,411,539		
40	Fidelity Advisor Series II	Fidelity Advisor Mortgage Securities Fund: Class C	14,874,128		
40	Fidelity Advisor Series II	Fidelity Mortgage Securities Fund	1,028,801,729		
40	Fidelity Advisor Series II	Fidelity Advisor Mortgage Securities Fund:	8,445,606		
40	Fidelity Advisor Series II	Fidelity Advisor Mortgage Securities Fund: Class B	30,456,897		
40	Fidelity Advisor Series II	Fidelity Advisor Mortgage Securities Fund: Class A	40,531,291		
87	Fidelity Advisor Series II	Fidelity Advisor Intermediate Bond Fund: Class T	326,467,545		
87	Fidelity Advisor Series II	Fidelity Advisor Intermediate Bond Fund: Class A	205,920,044		
87	Fidelity Advisor Series II	Fidelity Advisor Intermediate Bond Fund:	325,408,147		
87	Fidelity Advisor Series II	Fidelity Advisor Intermediate Bond Fund: Class B	14,257,070		
87	Fidelity Advisor Series II	Fidelity Advisor Intermediate Bond Fund: Class C	50,986,065		
220	Fidelity Advisor Series II	Fidelity Advisor Municipal Income Fund: Class C	72,157,006		
220	Fidelity Advisor Series II	Fidelity Advisor Municipal Income Fund: Class B	32,925,382		
220	Fidelity Advisor Series II	Fidelity Advisor Municipal Income Fund: Class A	239,184,460		
220	Fidelity Advisor Series II	Fidelity Advisor Municipal Income Fund: Class T	243,144,417		
220	Fidelity Advisor Series II	Fidelity Advisor Municipal Income Fund:	156,014,193		
222	Fidelity Advisor Series II	Fidelity Advisor Short Fixed-Income Fund: Class C	95,864,679		
222	Fidelity Advisor Series II	Fidelity Advisor Short Fixed-Income Fund: Class A	336,586,316		
222	Fidelity Advisor Series II	Fidelity Advisor Short Fixed-Income Fund: Class B	12,547,089		
222	Fidelity Advisor Series II	Fidelity Advisor Short Fixed-Income Fund: Class T	326,461,526		
222	Fidelity Advisor Series II	Fidelity Advisor Short Fixed-Income Fund:	572,122,275		
638	Fidelity Advisor Series II	Fidelity Advisor Strategic Income Fund: Class T	1,606,492,979		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
638	Fidelity Advisor Series II	Fidelity Advisor Strategic Income Fund: Class A	2,432,281,327		
638	Fidelity Advisor Series II	Fidelity Advisor Strategic Income Fund: Institutional	906,717,238		
638	Fidelity Advisor Series II	Fidelity Advisor Strategic Income Fund: Class B	310,449,796		
638	Fidelity Advisor Series II	Fidelity Advisor Strategic Income Fund: Class C	916,828,166		
				10,348,336,910	**2,500,000**
Fidelity Advisor Series IV					
662	Fidelity Advisor Series IV	Fidelity Institutional Short-Intermediate Government	493,443,233		
				493,443,233	**750,000**
Fidelity California Municipal					
91	Fidelity California Municipal Trust	Fidelity Advisor California Municipal Income Fund:	10,228,713		
91	Fidelity California Municipal Trust	Fidelity California Municipal Income Fund	1,523,679,193		
91	Fidelity California Municipal Trust	Fidelity Advisor California Municipal Income Fund:	30,517,007		
91	Fidelity California Municipal Trust	Fidelity Advisor California Municipal Income Fund:	4,376,403		
91	Fidelity California Municipal Trust	Fidelity Advisor California Municipal Income Fund:	7,494,041		
91	Fidelity California Municipal Trust	Fidelity Advisor California Municipal Income Fund:	16,330,615		
1534	Fidelity California Municipal Trust	Fidelity California Short-Intermediate Tax-Free Bond	266,678,958		
				1,859,304,930	**1,500,000**
Fidelity California Municipal					
97	Fidelity California Municipal Trust II	Fidelity California Municipal Money Market Fund	6,444,375,189		
457	Fidelity California Municipal Trust II	Fidelity California AMT Tax-Free Money Market Fund	1,833,647,635		
457	Fidelity California Municipal Trust II	Fidelity California AMT Tax-Free Money Market Fund:	3,135,402,657		
457	Fidelity California Municipal Trust II	Fidelity California AMT Tax-Free Money Market Fund:	16,538,807		
				11,429,964,288	**2,500,000**

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
Fidelity Central Investment					
1374	Fidelity Central Investment	Fidelity Tactical Income Central Fund	4,413,640,732		
1630	Fidelity Central Investment	Fidelity 1-3 Year Duration Securitized Bond Central	1,295,362,256		
1631	Fidelity Central Investment	Fidelity 2-5 Year Duration Securitized Bond Central	3,393,595,208		
1632	Fidelity Central Investment	Fidelity Corporate Bond 1-5 Year Central Fund	624,261,909		
1633	Fidelity Central Investment	Fidelity Corporate Bond 1-10 Year Central Fund	7,376,332,440		
1634	Fidelity Central Investment	Fidelity Mortgage Backed Securities Central Fund	9,011,695,929		
				26,114,888,474	**2,500,000**
Fidelity Charles Street Trust					
314	Fidelity Charles Street Trust	Fidelity Asset Manager 50%	6,307,672,008		
314	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 50%: Class A	10,530,164		
314	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 50%: Institutional	468,764		
314	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 50%: Class T	5,471,871		
314	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 50%: Class C	4,297,551		
314	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 50%: Class B	2,083,303		
321	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 70%: Class B	23,380,858		
321	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 70%: Institutional	25,593,225		
321	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 70%: Class C	37,596,306		
321	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 70%: Class A	88,671,254		
321	Fidelity Charles Street Trust	Fidelity Asset Manager 70%	2,271,849,230		
321	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 70%: Class T	52,300,428		
328	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 20%: Class C	3,664,786		
328	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 20%: Class A	8,039,645		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
328	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 20%: Class B	1,970,760		
328	Fidelity Charles Street Trust	Fidelity Asset Manager 20%	2,271,379,213		
328	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 20%: Institutional	1,722,129		
328	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 20%: Class T	4,913,975		
334	Fidelity Charles Street Trust	Fidelity Global Balanced Fund	400,811,689		
347	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 85%: Class A	12,846,104		
347	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 85%: Class B	2,451,113		
347	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 85%: Class C	5,026,286		
347	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 85%: Class T	4,087,836		
347	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 85%: Institutional	723,363		
347	Fidelity Charles Street Trust	Fidelity Asset Manager 85%	440,210,740		
1956	Fidelity Charles Street Trust	Fidelity Broad Market Opportunities Fund	4,136,864		
1957	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 30%: Class B	480,390		
1957	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 30%: Class T	1,073,467		
1957	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 30%: Institutional	209,132		
1957	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 30%: Class A	1,158,729		
1957	Fidelity Charles Street Trust	Fidelity Asset Manager 30%: Retail Class	25,974,872		
1957	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 30%: Class C	1,345,111		
1958	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 40%: Institutional	1,338,553		
1958	Fidelity Charles Street Trust	Fidelity Asset Manager 40%: Retail Class	11,006,643		
1958	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 40%: Class A	2,032,457		
1958	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 40%: Class B	1,292,623		
1958	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 40%: Class T	1,839,426		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1958	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 40%: Class C	1,383,595		
1959	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 60%: Class T	1,224,597		
1959	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 60%: Class C	1,642,448		
1959	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 60%: Class A	3,126,852		
1959	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 60%: Class B	1,073,639		
1959	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 60%: Institutional	791,977		
1959	Fidelity Charles Street Trust	Fidelity Asset Manager 60% - Retail Class	22,348,487		
				12,071,242,463	**2,500,000**
Fidelity Colchester Street Trust					
56	Fidelity Colchester Street Trust	Tax-Exempt Portfolio: Select Class	100,337,623		
56	Fidelity Colchester Street Trust	Tax-Exempt Portfolio: Class I	10,607,115,677		
56	Fidelity Colchester Street Trust	Tax-Exempt Portfolio: Class III	326,046,888		
56	Fidelity Colchester Street Trust	Tax-Exempt Portfolio: Class II	92,432,026		
57	Fidelity Colchester Street Trust	Government Portfolio: Class III	2,472,441,953		
57	Fidelity Colchester Street Trust	Government Portfolio: Class II	1,808,367,631		
57	Fidelity Colchester Street Trust	Government Portfolio: Select Class	292,968,838		
57	Fidelity Colchester Street Trust	Government Portfolio: Class I	26,954,238,437		
59	Fidelity Colchester Street Trust	Money Market Portfolio: Class II	607,898,971		
59	Fidelity Colchester Street Trust	Money Market Portfolio: Class III	3,975,666,752		
59	Fidelity Colchester Street Trust	Money Market Portfolio: Institutional Class	10,808,599,873		
59	Fidelity Colchester Street Trust	Money Market Portfolio: Class I	27,795,014,333		
59	Fidelity Colchester Street Trust	Money Market Portfolio: Select Class	1,204,835,100		
680	Fidelity Colchester Street Trust	Treasury Only Portfolio: Class I	13,145,770,167		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
680	Fidelity Colchester Street Trust	Treasury Only Portfolio: Class III	650,808,389		
680	Fidelity Colchester Street Trust	Treasury Only Portfolio: Class IV	238,369,757		
680	Fidelity Colchester Street Trust	Treasury Only Portfolio: Class II	1,119,833,908		
680	Fidelity Colchester Street Trust	Treasury Only Portfolio: Select Class	398,990,341		
690	Fidelity Colchester Street Trust	Prime Money Market Portfolio: Select Class	808,109,081		
690	Fidelity Colchester Street Trust	Prime Money Market Portfolio: Class III	2,652,854,731		
690	Fidelity Colchester Street Trust	Prime Money Market Portfolio: Class II	1,189,999,531		
690	Fidelity Colchester Street Trust	Prime Money Market Portfolio: Institutional Class	4,816,073,862		
690	Fidelity Colchester Street Trust	Prime Money Market Portfolio: Class I	5,227,210,299		
690	Fidelity Colchester Street Trust	Prime Money Market Portfolio: Class IV	39,150,982		
695	Fidelity Colchester Street Trust	Treasury Portfolio: Class III	5,196,083,861		
695	Fidelity Colchester Street Trust	Treasury Portfolio: Class IV	450,104,046		
695	Fidelity Colchester Street Trust	Treasury Portfolio: Class II	689,103,114		
695	Fidelity Colchester Street Trust	Treasury Portfolio: Select Class	612,242,221		
695	Fidelity Colchester Street Trust	Treasury Portfolio: Class I	20,702,011,883		
				144,982,680,275	**2,500,000**
Fidelity Court Street Trust					
407	Fidelity Court Street Trust	Fidelity Connecticut Municipal Income Fund	489,041,538		
416	Fidelity Court Street Trust	Fidelity New Jersey Municipal Income Fund	588,141,960		
				1,077,183,498	**1,250,000**
Fidelity Court Street Trust II					
417	Fidelity Court Street Trust II	Fidelity New Jersey Municipal Money Market Fund	2,584,738,015		
418	Fidelity Court Street Trust II	Fidelity Connecticut Municipal Money Market Fund	2,129,101,001		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
423	Fidelity Court Street Trust II	Fidelity New Jersey AMT Tax-Free Money Market	269,769		
423	Fidelity Court Street Trust II	Fidelity New Jersey AMT Tax-Free Money Market	688,343,287		
423	Fidelity Court Street Trust II	Fidelity New Jersey AMT Tax-Free Money Market	923,735,956		
				6,326,188,028	**2,500,000**
Fidelity Fixed-Income Trust					
26	Fidelity Fixed-Income Trust	Fidelity Advisor Investment Grade Bond Fund: Class	13,312,605		
26	Fidelity Fixed-Income Trust	Fidelity Advisor Investment Grade Bond Fund:	32,225,181		
26	Fidelity Fixed-Income Trust	Fidelity Investment Grade Bond Fund	9,442,854,663		
26	Fidelity Fixed-Income Trust	Fidelity Advisor Investment Grade Bond Fund: Class	74,145,830		
26	Fidelity Fixed-Income Trust	Fidelity Advisor Investment Grade Bond Fund: Class	50,593,952		
26	Fidelity Fixed-Income Trust	Fidelity Advisor Investment Grade Bond Fund: Class	8,897,715		
32	Fidelity Fixed-Income Trust	Fidelity Intermediate Bond Fund	6,573,791,876		
85	Fidelity Fixed-Income Trust	Money Market Portfolio	7,048,892,021		
450	Fidelity Fixed-Income Trust	Fidelity Short-Term Bond Fund	6,590,813,728		
634	Fidelity Fixed-Income Trust	Fidelity Tax-Free Bond Fund	1,144,395,683		
651	Fidelity Fixed-Income Trust	Fidelity U.S. Bond Index Fund	8,932,050,838		
1104	Fidelity Fixed-Income Trust	Fidelity Advisor Inflation-Protected Bond Fund: Class	48,578,646		
1104	Fidelity Fixed-Income Trust	Fidelity Inflation-Protected Bond Fund	2,182,045,008		
1104	Fidelity Fixed-Income Trust	Fidelity Advisor Inflation-Protected Bond Fund:	138,129,028		
1104	Fidelity Fixed-Income Trust	Fidelity Advisor Inflation-Protected Bond Fund: Class	72,720,872		
1104	Fidelity Fixed-Income Trust	Fidelity Advisor Inflation-Protected Bond Fund: Class	98,854,877		
1104	Fidelity Fixed-Income Trust	Fidelity Advisor Inflation-Protected Bond Fund: Class	163,691,648		
1329	Fidelity Fixed-Income Trust	Fidelity Advisor Strategic Dividend & Income Fund:	65,734,647		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1329	Fidelity Fixed-Income Trust	Fidelity Advisor Strategic Dividend & Income Fund:	111,012,900		
1329	Fidelity Fixed-Income Trust	Fidelity Advisor Strategic Dividend & Income Fund:	22,913,727		
1329	Fidelity Fixed-Income Trust	Fidelity Advisor Strategic Dividend & Income Fund:	94,527,027		
1329	Fidelity Fixed-Income Trust	Fidelity Advisor Strategic Dividend & Income Fund:	26,774,948		
1329	Fidelity Fixed-Income Trust	Fidelity Strategic Dividend & Income Fund	610,665,035		
1505	Fidelity Fixed-Income Trust	Fidelity Advisor Strategic Real Return Fund:	515,825,001		
1505	Fidelity Fixed-Income Trust	Fidelity Strategic Real Return Fund	4,869,228,499		
1505	Fidelity Fixed-Income Trust	Fidelity Advisor Strategic Real Return Fund: Class A	124,755,209		
1505	Fidelity Fixed-Income Trust	Fidelity Advisor Strategic Real Return Fund: Class T	27,344,355		
1505	Fidelity Fixed-Income Trust	Fidelity Advisor Strategic Real Return Fund: Class B	8,855,287		
1505	Fidelity Fixed-Income Trust	Fidelity Advisor Strategic Real Return Fund: Class C	50,847,499		
1560	Fidelity Fixed-Income Trust	Spartan Short-Term Treasury Bond Index Fund:	155,961,465		
1560	Fidelity Fixed-Income Trust	Spartan Short-Term Treasury Bond Index Fund:	308,288,458		
1561	Fidelity Fixed-Income Trust	Spartan Intermediate Treasury Bond Index Fund:	207,619,218		
1561	Fidelity Fixed-Income Trust	Spartan Intermediate Treasury Bond Index Fund:	1,029,016,824		
1562	Fidelity Fixed-Income Trust	Spartan Long-Term Treasury Bond Index Fund:	90,596,976		
1562	Fidelity Fixed-Income Trust	Spartan Long-Term Treasury Bond Index Fund:	83,711,452		
1960	Fidelity Fixed-Income Trust	Fidelity Advisor Dynamic Strategies Fund:	4,684,071		
1960	Fidelity Fixed-Income Trust	Fidelity Advisor Dynamic Strategies Fund: Class T	4,576,534		
1960	Fidelity Fixed-Income Trust	Fidelity Advisor Dynamic Strategies Fund: Class B	1,635,748		
1960	Fidelity Fixed-Income Trust	Fidelity Advisor Dynamic Strategies Fund: Class A	7,367,753		
1960	Fidelity Fixed-Income Trust	Fidelity Dynamic Strategies Fund	89,584,057		
1960	Fidelity Fixed-Income Trust	Fidelity Advisor Dynamic Strategies Fund: Class C	4,605,752		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
				51,132,126,613	**2,500,000**
Fidelity Garrison Street Trust					
153	Fidelity Garrison Street Trust	Fidelity Ultra-Short Central Fund	3,507,058,651		
719	Fidelity Garrison Street Trust	Fidelity Money Market Central Fund	557,818,780		
1619	Fidelity Garrison Street Trust	VIP Investment Grade Central Fund	3,599,588,816		
				7,664,466,247	**2,500,000**
Fidelity Hereford Street Trust					
415	Fidelity Hereford Street Trust	Fidelity U.S. Treasury Money Market Fund	10,639,792,064		
454	Fidelity Hereford Street Trust	Fidelity Money Market Fund	7,106,862,257		
458	Fidelity Hereford Street Trust	Fidelity Government Money Market Fund	1,215,722,109		
				18,962,376,430	**2,500,000**
Fidelity Income Fund					
15	Fidelity Income Fund	Fidelity Ginnie Mae Fund	3,627,082,389		
54	Fidelity Income Fund	Fidelity Advisor Government Income Fund: Class T	254,693,398		
54	Fidelity Income Fund	Fidelity Advisor Government Income Fund: Class A	259,176,023		
54	Fidelity Income Fund	Fidelity Advisor Government Income Fund:	754,948,229		
54	Fidelity Income Fund	Fidelity Government Income Fund	8,925,853,284		
54	Fidelity Income Fund	Fidelity Advisor Government Income Fund: Class C	85,333,635		
54	Fidelity Income Fund	Fidelity Advisor Government Income Fund: Class B	43,013,027		
452	Fidelity Income Fund	Fidelity Intermediate Government Income Fund	1,121,579,750		
1111	Fidelity Income Fund	Fidelity Ultra-Short Bond Fund	293,923,552		
1111	Fidelity Income Fund	Fidelity Advisor Ultra-Short Bond Fund: Institutional	514,798		
1111	Fidelity Income Fund	Fidelity Advisor Ultra-Short Bond Fund: Class A	7,647,369		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1111	Fidelity Income Fund	Fidelity Advisor Ultra-Short Bond Fund: Class T	3,148,853		
1158	Fidelity Income Fund	Fidelity Advisor Total Bond Fund: Class A	79,224,060		
1158	Fidelity Income Fund	Fidelity Total Bond Fund	9,625,914,424		
1158	Fidelity Income Fund	Fidelity Advisor Total Bond Fund: Institutional Class	875,031,208		
1158	Fidelity Income Fund	Fidelity Advisor Total Bond Fund: Class T	36,871,705		
1158	Fidelity Income Fund	Fidelity Advisor Total Bond Fund: Class C	29,449,288		
1158	Fidelity Income Fund	Fidelity Advisor Total Bond Fund: Class B	9,687,254		
1884	Fidelity Income Fund	Fidelity Advisor Income Replacement 2016 Fund:	175,160		
1884	Fidelity Income Fund	Fidelity Advisor Income Replacement 2016 Fund:	632,779		
1884	Fidelity Income Fund	Fidelity Income Replacement 2016 Fund: Retail Class	4,508,488		
1884	Fidelity Income Fund	Fidelity Advisor Income Replacement 2016 Fund:	2,176,553		
1884	Fidelity Income Fund	Fidelity Advisor Income Replacement 2016 Fund:	1,642,858		
1885	Fidelity Income Fund	Fidelity Advisor Income Replacement 2018 Fund:	423,340		
1885	Fidelity Income Fund	Fidelity Income Replacement 2018 Fund: Retail Class	5,201,707		
1885	Fidelity Income Fund	Fidelity Advisor Income Replacement 2018 Fund:	1,159,715		
1885	Fidelity Income Fund	Fidelity Advisor Income Replacement 2018 Fund:	402,651		
1885	Fidelity Income Fund	Fidelity Advisor Income Replacement 2018 Fund:	145,330		
1886	Fidelity Income Fund	Fidelity Advisor Income Replacement 2020 Fund:	483,319		
1886	Fidelity Income Fund	Fidelity Income Replacement 2020 Fund: Retail Class	1,450,523		
1886	Fidelity Income Fund	Fidelity Advisor Income Replacement 2020 Fund:	379,332		
1886	Fidelity Income Fund	Fidelity Advisor Income Replacement 2020 Fund:	176,420		
1886	Fidelity Income Fund	Fidelity Advisor Income Replacement 2020 Fund:	153,174		
1887	Fidelity Income Fund	Fidelity Advisor Income Replacement 2022 Fund:	179,162		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1887	Fidelity Income Fund	Fidelity Advisor Income Replacement 2022 Fund:	269,234		
1887	Fidelity Income Fund	Fidelity Advisor Income Replacement 2022 Fund:	259,839		
1887	Fidelity Income Fund	Fidelity Advisor Income Replacement 2022 Fund:	111,737		
1887	Fidelity Income Fund	Fidelity Income Replacement 2022 Fund: Retail Class	4,233,149		
1888	Fidelity Income Fund	Fidelity Advisor Income Replacement 2024 Fund:	90,466		
1888	Fidelity Income Fund	Fidelity Advisor Income Replacement 2024 Fund:	89,973		
1888	Fidelity Income Fund	Fidelity Advisor Income Replacement 2024 Fund:	237,639		
1888	Fidelity Income Fund	Fidelity Advisor Income Replacement 2024 Fund:	407,993		
1888	Fidelity Income Fund	Fidelity Income Replacement 2024 Fund: Retail Class	883,727		
1889	Fidelity Income Fund	Fidelity Advisor Income Replacement 2026 Fund:	437,680		
1889	Fidelity Income Fund	Fidelity Income Replacement 2026 Fund: Retail Class	669,321		
1889	Fidelity Income Fund	Fidelity Advisor Income Replacement 2026 Fund:	89,401		
1889	Fidelity Income Fund	Fidelity Advisor Income Replacement 2026 Fund:	89,891		
1889	Fidelity Income Fund	Fidelity Advisor Income Replacement 2026 Fund:	122,803		
1890	Fidelity Income Fund	Fidelity Advisor Income Replacement 2028 Fund:	89,537		
1890	Fidelity Income Fund	Fidelity Advisor Income Replacement 2028 Fund:	140,016		
1890	Fidelity Income Fund	Fidelity Advisor Income Replacement 2028 Fund:	343,295		
1890	Fidelity Income Fund	Fidelity Income Replacement 2028 Fund: Retail Class	6,422,855		
1890	Fidelity Income Fund	Fidelity Advisor Income Replacement 2028 Fund:	646,712		
1891	Fidelity Income Fund	Fidelity Advisor Income Replacement 2030 Fund:	274,307		
1891	Fidelity Income Fund	Fidelity Income Replacement 2030 Fund: Retail Class	567,492		
1891	Fidelity Income Fund	Fidelity Advisor Income Replacement 2030 Fund:	117,437		
1891	Fidelity Income Fund	Fidelity Advisor Income Replacement 2030 Fund:	88,913		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1891	Fidelity Income Fund	Fidelity Advisor Income Replacement 2030 Fund:	89,157		
1892	Fidelity Income Fund	Fidelity Income Repalcement 2032 Fund: Retail Class	673,118		
1892	Fidelity Income Fund	Fidelity Advisor Income Replacement 2032 Fund:	373,555		
1892	Fidelity Income Fund	Fidelity Advisor Income Replacement 2032 Fund:	88,787		
1892	Fidelity Income Fund	Fidelity Advisor Income Replacement 2032 Fund:	88,301		
1892	Fidelity Income Fund	Fidelity Advisor Income Replacement 2032 Fund:	87,819		
1893	Fidelity Income Fund	Fidelity Income Replacement 2034 Fund: Retail Class	1,129,869		
1893	Fidelity Income Fund	Fidelity Advisor Income Replacement 2034 Fund:	175,494		
1893	Fidelity Income Fund	Fidelity Advisor Income Replacement 2034 Fund:	87,701		
1893	Fidelity Income Fund	Fidelity Advisor Income Replacement 2034 Fund:	87,227		
1893	Fidelity Income Fund	Fidelity Advisor Income Replacement 2034 Fund:	127,487		
1894	Fidelity Income Fund	Fidelity Advisor Income Replacement 2036 Fund:	87,598		
1894	Fidelity Income Fund	Fidelity Advisor Income Replacement 2036 Fund:	112,950		
1894	Fidelity Income Fund	Fidelity Advisor Income Replacement 2036 Fund:	109,519		
1894	Fidelity Income Fund	Fidelity Income Replacement 2036 Fund: Retail Class	931,950		
1894	Fidelity Income Fund	Fidelity Advisor Income Replacement 2036 Fund:	351,750		
1995	Fidelity Income Fund	Fidelity Advisor Income Replacement 2038 Fund:	84,179		
1995	Fidelity Income Fund	Fidelity Income Replacement 2038 Fund	1,125,649		
1995	Fidelity Income Fund	Fidelity Advisor Income Replacement 2038 Fund:	83,862		
1995	Fidelity Income Fund	Fidelity Advisor Income Replacement 2038 Fund:	83,545		
1995	Fidelity Income Fund	Fidelity Advisor Income Replacement 2038 Fund:	84,021		
1996	Fidelity Income Fund	Fidelity Advisor Income Replacement 2042 Fund:	83,785		
1996	Fidelity Income Fund	Fidelity Advisor Income Replacement 2042 Fund:	83,310		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1996	Fidelity Income Fund	Fidelity Advisor Income Replacement 2042 Fund:	83,627		
1996	Fidelity Income Fund	Fidelity Advisor Income Replacement 2042 Fund:	83,943		
1996	Fidelity Income Fund	Fidelity Income Replacement 2042 Fund	902,320		
2009	Fidelity Income Fund	Fidelity Advisor Income Replacement 2040 Fund:	84,083		
2009	Fidelity Income Fund	Fidelity Income Replacement 2040 Fund	550,405		
2009	Fidelity Income Fund	Fidelity Advisor Income Replacement 2040 Fund:	83,925		
2009	Fidelity Income Fund	Fidelity Advisor Income Replacement 2040 Fund:	139,973		
2009	Fidelity Income Fund	Fidelity Advisor Income Replacement 2040 Fund:	83,450		
				26,077,308,633	**2,500,000**
Fidelity Massachusetts					
70	Fidelity Massachusetts Municipal	Fidelity Massachusetts Municipal Income Fund	2,000,975,860		
74	Fidelity Massachusetts Municipal	Fidelity Massachusetts Municipal Money Market Fund	5,363,689,542		
426	Fidelity Massachusetts Municipal	Fidelity Massachusetts AMT Tax-Free Money Market	27,343,756		
426	Fidelity Massachusetts Municipal	Fidelity Massachusetts AMT Tax-Free Money Market	764,667,458		
426	Fidelity Massachusetts Municipal	Fidelity Massachusetts AMT Tax-Free Money Market	2,534,948,357		
				10,691,624,973	**2,500,000**
Fidelity Money Market Trust					
630	Fidelity Money Market Trust	Retirement Money Market Portfolio	16,736,833,064		
631	Fidelity Money Market Trust	Retirement Government Money Market Portfolio	5,194,698,210		
				21,931,531,274	**2,500,000**
Fidelity Municipal Trust					
37	Fidelity Municipal Trust	Fidelity Municipal Income Fund	4,893,922,531		
181	Fidelity Municipal Trust	Fidelity Michigan Municipal Income Fund	598,490,588		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
182	Fidelity Municipal Trust	Fidelity Minnesota Municipal Income Fund	371,577,293		
188	Fidelity Municipal Trust	Fidelity Ohio Municipal Income Fund	429,785,101		
402	Fidelity Municipal Trust	Fidelity Pennsylvania Municipal Income Fund	335,144,978		
404	Fidelity Municipal Trust	Fidelity Advisor Short-Intermediate Municipal Income	20,192,799		
404	Fidelity Municipal Trust	Fidelity Advisor Short-Intermediate Municipal Income	1,556,732		
404	Fidelity Municipal Trust	Fidelity Advisor Short-Intermediate Municipal Income	12,186,016		
404	Fidelity Municipal Trust	Fidelity Short-Intermediate Municipal Income Fund	1,833,806,831		
404	Fidelity Municipal Trust	Fidelity Advisor Short-Intermediate Municipal Income	41,058,656		
404	Fidelity Municipal Trust	Fidelity Advisor Short-Intermediate Municipal Income	14,298,579		
				8,552,020,104	**2,500,000**
Fidelity Municipal Trust II					
401	Fidelity Municipal Trust II	Fidelity Pennsylvania Municipal Money Market Fund	856,109,361		
419	Fidelity Municipal Trust II	Fidelity Ohio Municipal Money Market Fund	1,194,645,893		
420	Fidelity Municipal Trust II	Fidelity Michigan Municipal Money Market Fund	1,152,601,533		
				3,203,356,787	**2,100,000**
Fidelity New York Municipal					
71	Fidelity New York Municipal Trust	Fidelity Advisor New York Municipal Income Fund:	17,642,883		
71	Fidelity New York Municipal Trust	Fidelity Advisor New York Municipal Income Fund:	16,808,909		
71	Fidelity New York Municipal Trust	Fidelity Advisor New York Municipal Income Fund:	7,767,930		
71	Fidelity New York Municipal Trust	Fidelity Advisor New York Municipal Income Fund:	3,558,978		
71	Fidelity New York Municipal Trust	Fidelity New York Municipal Income Fund	1,456,959,898		
71	Fidelity New York Municipal Trust	Fidelity Advisor New York Municipal Income Fund:	6,882,598		
				1,509,621,196	**1,500,000**

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
Fidelity New York Municipal					
92	Fidelity New York Municipal Trust	Fidelity New York Municipal Money Market Fund	5,549,137,446		
422	Fidelity New York Municipal Trust	Fidelity New York AMT Tax-Free Money Market Fund	1,267,209,710		
422	Fidelity New York Municipal Trust	Fidelity New York AMT Tax-Free Money Market	2,160,687,339		
422	Fidelity New York Municipal Trust	Fidelity New York AMT Tax-Free Money Market	11,588,787		
				8,988,623,282	**2,500,000**
Fidelity Newbury Street Trust					
58	Fidelity Newbury Street Trust	Treasury Fund: Capital Reserves Class	2,752,379,891		
58	Fidelity Newbury Street Trust	Treasury Fund: Daily Money Class	3,575,409,586		
58	Fidelity Newbury Street Trust	Treasury Fund: Advisor B Class	74,492,426		
58	Fidelity Newbury Street Trust	Treasury Fund: Advisor C Class	196,021,446		
83	Fidelity Newbury Street Trust	Prime Fund: Capital Reserves Class	12,321,107,241		
83	Fidelity Newbury Street Trust	Prime Fund: Daily Money Class	9,604,410,895		
84	Fidelity Newbury Street Trust	Tax-Exempt Fund: Fidelity Tax-Free Money Market Fund	6,521,916,173		
84	Fidelity Newbury Street Trust	Tax-Exempt Fund: Daily Money Class	870,534,676		
84	Fidelity Newbury Street Trust	Tax-Exempt Fund: Capital Reserves Class	591,200,484		
				36,507,472,818	**2,500,000**
Fidelity Oxford Street Trust					
355	Fidelity Oxford Street Trust	Fidelity Four-in-One Index Fund	1,720,460,723		
				1,720,460,723	**1,500,000**
Fidelity Phillips Street Trust					
50	Fidelity Phillips Street Trust	Fidelity U.S. Government Reserves	4,608,679,205		
55	Fidelity Phillips Street Trust	Fidelity Cash Reserves	127,391,520,653		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
				132,000,199,858	**2,500,000**
Fidelity Revere Street Trust					
693	Fidelity Revere Street Trust	Fidelity Cash Central Fund	25,232,629,877		
698	Fidelity Revere Street Trust	Fidelity Municipal Cash Central Fund	1,776,812,840		
761	Fidelity Revere Street Trust	Fidelity Securities Lending Cash Central Fund	14,397,610,582		
1335	Fidelity Revere Street Trust	Fidelity Tax-Free Cash Central Fund	603,232,637		
				42,010,285,936	**2,500,000**
Fidelity School Street Trust					
36	Fidelity School Street Trust	Fidelity Advisor Intermediate Municipal Income Fund:	6,250,831		
36	Fidelity School Street Trust	Fidelity Advisor Intermediate Municipal Income Fund:	10,511,651		
36	Fidelity School Street Trust	Fidelity Advisor Intermediate Municipal Income Fund:	205,366,409		
36	Fidelity School Street Trust	Fidelity Advisor Intermediate Municipal Income Fund:	1,018,565		
36	Fidelity School Street Trust	Fidelity Intermediate Municipal Income Fund	2,585,216,249		
36	Fidelity School Street Trust	Fidelity Advisor Intermediate Municipal Income Fund:	24,937,634		
368	Fidelity School Street Trust	Fidelity Strategic Income Fund	5,147,563,918		
				7,980,865,257	**2,500,000**
Fidelity Union Street Trust					
429	Fidelity Union Street Trust	Fidelity Maryland Municipal Income Fund	146,928,678		
434	Fidelity Union Street Trust	Fidelity Arizona Municipal Income Fund	135,775,210		
				282,703,888	**750,000**
Fidelity Union Street Trust II					
10	Fidelity Union Street Trust II	Fidelity Municipal Money Market Fund	24,729,721,315		
433	Fidelity Union Street Trust II	Fidelity Arizona Municipal Money Market Fund	395,455,428		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
460	Fidelity Union Street Trust II	Fidelity AMT Tax-Free Money Fund	3,361,287,587		
				28,486,464,330	2,600,000
Variable Insurance Products					
20	Variable Insurance Products Fund V	VIP: Money Market Portfolio: Service Class 2	114,485,679		
20	Variable Insurance Products Fund V	VIP: Money Market Portfolio	2,039,461,745		
20	Variable Insurance Products Fund V	VIP: Money Market Portfolio: Investor Class	1,633,976,725		
20	Variable Insurance Products Fund V	VIP: Money Market Portfolio: Service Class	76,300,397		
159	Variable Insurance Products Fund V	VIP: Asset Manager: Growth Portfolio: Service Class	3,815,767		
159	Variable Insurance Products Fund V	VIP: Asset Manager: Growth Portfolio: Initial Class	159,318,194		
159	Variable Insurance Products Fund V	VIP: Asset Manager: Growth Portfolio: Service Class	8,434,115		
159	Variable Insurance Products Fund V	VIP: Asset Manager: Growth Portfolio: Investor Class	26,012,563		
227	Variable Insurance Products Fund V	VIP: Investment Grade Bond Portfolio: Investor Class	325,875,953		
227	Variable Insurance Products Fund V	VIP: Investment Grade Bond Portfolio	1,050,638,069		
227	Variable Insurance Products Fund V	VIP: Investment Grade Bond Portfolio: Service Class 2	1,075,315,983		
227	Variable Insurance Products Fund V	VIP: Investment Grade Bond Portfolio: Service Class	209,071,590		
228	Variable Insurance Products Fund V	VIP: Asset Manager Portfolio: Investor Class	73,227,310		
228	Variable Insurance Products Fund V	VIP: Asset Manager Portfolio: Service Class	9,181,134		
228	Variable Insurance Products Fund V	VIP: Asset Manager Portfolio: Initial Class	1,372,577,069		
228	Variable Insurance Products Fund V	VIP: Asset Manager Portfolio: Service Class 2	48,645,376		
1326	Variable Insurance Products Fund V	VIP: Strategic Income Portfolio: Investor Class	276,347,900		
1326	Variable Insurance Products Fund V	VIP: Strategic Income Portfolio: Service Class 2	3,314,614		
1326	Variable Insurance Products Fund V	VIP: Strategic Income Portfolio: Initial Class	115,589,250		
1326	Variable Insurance Products Fund V	VIP: Strategic Income Portfolio: Service Class	3,336,203		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1417	Variable Insurance Products Fund V	VIP: Freedom Income Portfolio: Initial Class	10,301,444		
1417	Variable Insurance Products Fund V	VIP: Freedom Income Portfolio: Service Class	320,658		
1417	Variable Insurance Products Fund V	VIP: Freedom Income Portfolio: Service Class 2	4,759,660		
1420	Variable Insurance Products Fund V	VIP: Freedom 2005 Portfolio: Initial Class	6,572,261		
1420	Variable Insurance Products Fund V	VIP: Freedom 2005 Portfolio: Service Class	337,286		
1420	Variable Insurance Products Fund V	VIP: Freedom 2005 Portfolio: Service Class 2	356,513		
1423	Variable Insurance Products Fund V	VIP: Freedom 2010 Portfolio: Initial Class	23,962,883		
1423	Variable Insurance Products Fund V	VIP: Freedom 2010 Portfolio: Service Class	21,414,479		
1423	Variable Insurance Products Fund V	VIP: Freedom 2010 Portfolio: Service Class 2	72,877,274		
1426	Variable Insurance Products Fund V	VIP: Freedom 2015 Portfolio: Service Class 2	27,440,896		
1426	Variable Insurance Products Fund V	VIP: Freedom 2015 Portfolio: Service Class	1,239,887		
1426	Variable Insurance Products Fund V	VIP: Freedom 2015 Portfolio: Initial Class	30,327,322		
1429	Variable Insurance Products Fund V	VIP: Freedom 2020 Portfolio: Initial Class	31,496,216		
1429	Variable Insurance Products Fund V	VIP: Freedom 2020 Portfolio: Service Class	21,346,551		
1429	Variable Insurance Products Fund V	VIP: Freedom 2020 Portfolio: Service Class 2	124,260,430		
1432	Variable Insurance Products Fund V	VIP: Freedom 2025 Portfolio: Service Class 2	4,334,312		
1432	Variable Insurance Products Fund V	VIP: Freedom 2025 Portfolio: Service Class	599,508		
1432	Variable Insurance Products Fund V	VIP: Freedom 2025 Portfolio: Initial Class	13,515,107		
1435	Variable Insurance Products Fund V	VIP: Freedom 2030 Portfolio: Service Class	12,694,178		
1435	Variable Insurance Products Fund V	VIP: Freedom 2030 Portfolio: Service Class 2	23,845,994		
1435	Variable Insurance Products Fund V	VIP: Freedom 2030 Portfolio: Initial Class	20,602,627		
1492	Variable Insurance Products Fund V	VIP: Freedom Lifetime Income I Portfolio: Investor	9,128,185		
1493	Variable Insurance Products Fund V	VIP: Freedom Lifetime Income II Portfolio: Investor	17,040,190		

Fax Server

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1494	Variable Insurance Products Fund V	VIP: Freedom Lifetime Income III Portfolio: Investor	6,952,015		
1495	Variable Insurance Products Fund V	VIP: Investor Freedom 2005 Portfolio: Investor Class	7,449,130		
1496	Variable Insurance Products Fund V	VIP: Investor Freedom 2010 Portfolio: Investor Class	53,759,871		
1497	Variable Insurance Products Fund V	VIP: Investor Freedom 2015 Portfolio: Investor Class	58,196,852		
1498	Variable Insurance Products Fund V	VIP: Investor Freedom 2020 Portfolio: Investor Class	73,934,801		
1499	Variable Insurance Products Fund V	VIP: Investor Freedom 2025 Portfolio: Investor Class	26,279,452		
1501	Variable Insurance Products Fund V	VIP: Investor Freedom 2030 Portfolio: Investor Class	31,291,521		
1502	Variable Insurance Products Fund V	VIP: Investor Freedom Income Portfolio: Investor	20,387,815		
1584	Variable Insurance Products Fund V	VIP: FundsManager 20% Portfolio: Service Class 2	99,891		
1584	Variable Insurance Products Fund V	VIP: FundsManager 20% Portfolio: Investor Class	153,420,297		
1584	Variable Insurance Products Fund V	VIP: FundsManager 20% Portfolio: Service Class	100,263		
1587	Variable Insurance Products Fund V	VIP: FundsManager 50% Portfolio: Service Class 2	106,063		
1587	Variable Insurance Products Fund V	VIP: FundsManager 50% Portfolio: Service Class	94,223		
1587	Variable Insurance Products Fund V	VIP: FundsManager 50% Portfolio: Investor Class	380,534,602		
1590	Variable Insurance Products Fund V	VIP: FundsManager 70% Portfolio: Service Class 2	105,290		
1590	Variable Insurance Products Fund V	VIP: FundsManager 70% Portfolio: Service Class	89,819		
1590	Variable Insurance Products Fund V	VIP: FundsManager 70% Portfolio: Investor Class	396,435,694		
1593	Variable Insurance Products Fund V	VIP: FundsManager 85% Portfolio: Investor Class	150,920,923		
1593	Variable Insurance Products Fund V	VIP: FundsManager 85% Portfolio: Service Class	86,524		
1593	Variable Insurance Products Fund V	VIP: FundsManager 85% Portfolio: Service Class 2	86,203		
1880	Variable Insurance Products Fund V	VIP: FundsManager 60% Portfolio: Investor Class	508,350,057		
1880	Variable Insurance Products Fund V	VIP: FundsManager 60% Portfolio: Service Class	82,748		
1880	Variable Insurance Products Fund V	VIP: FundsManager 60% Portfolio: Service Class 2	87,124		

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
				10,972,550,675	2,600,000
		Grand Total for Greenbook Fixed	715,342,872,661		61,850,000

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Other

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond

FIDELITY 17g CALCULATION (as of 09/30/2008)

REGISTERED FUNDS (Sort by Trust Name)

Other

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
Massachusetts Municipal					
11	Massachusetts Municipal	Massachusetts Municipal Depository Trust	7,989,362,832		
1610	Massachusetts Municipal	MMDT: Short Term Bond Fund	402,005,278		
				8,391,368,110	**2,600,000**
		Grand Total for Other	**8,391,368,110**		**2,500,000**
		Grand Total	**1,376,727,500,570**		**122,500,000**

Premium Payment Statement

I, Thomas W. Wronski, Vice President, Insurance & Risk Management, do hereby attest that the following statement is true and accurate:

The Investment Company Bond coverage for the mutual funds is effective and premiums have been paid for the period July 1, 2008 – June 30, 2009.

Thomas W. Wronski
Vice President, Insurance & Risk Management
FMR LLC

Dec 22, 2008
Date

FIDELITY BOND INSURANCE RECOVERY AGREEMENT

This Fidelity Bond Insurance Recovery Allocation Agreement, dated 9-2-07 (the "Agreement"), by each "Fund" as defined in the Policies referred to below (the "Fund Insureds"), and any past, present or future duly elected or appointed director, officer, trustee (other than a bankruptcy or liquidator's trustee), observer, governor, management committee member, member of a Board of Managers or a management board, or members of a Board of Directors, or, if operating outside the United States, any past, present and future person in a duly elected or appointed position that is equivalent to a position listed above (collectively, the "Executives").

WITNESSETH:

WHEREAS, the Fund Insureds and the Executives are and will be named as joint insureds on one or more insurance policies that provide combined coverage for (i) professional liability: (ii) directors & officers liability and (iii) fidelity bond ("Bond") ((i), (ii) and (iii) (collectively referred to herein as the "Policies);

WHEREAS, Rule 17g-1 under the 1940 Act ("Rule 17g-1") requires that in the case of a joint Bond there shall be an agreement among all insureds to the effect that in the event recovery is received under such a Bond as a result of a loss sustained by a registered management investment company and one or more other insureds, the registered management investment company shall receive an equitable and proportionate share of the recovery, at least equal to the amount which it would have received had it provided and maintained a single insured Bond with the minimum coverage required by Rule 17g-1(d)(1);

NOW, THEREFORE, the parties agree, subject to the terms and conditions of the Policies, as follows:

1. Allocation of Recovery of Bond Claims Among Fund Insureds.

(a) Each individual Fund Insured (series or separate portfolios of a Fund Insured shall be treated as if it were an individual Fund Insured) shall initially receive not less than the lesser of an amount of the recovery equal to the amount of the minimum amount of Bond coverage each individual Fund Insured would have been required to maintain as of the date any such loss is sustained under a single insurance Bond as required by Rule 17g-1(d)(1) or the amount of the actual losses of each individual Fund Insured.

(b) Each individual Fund Insured seeking recovery amounts from the Insurer(s) in excess of the minimum amount of Bond coverage it would have been required to maintain as of the date any such loss is sustained under a single Bond as required by Rule 17g-1(d)(1) shall recover such excess amounts in full as long as the

retaining aggregate policy limit is sufficient to provide all other Fund Insureds with the minimum amount of Bond coverage as required by Rule 17g-1(d)(1). If multiple Fund Insureds seek recovery amounts from the insurer(s) in excess of their respective minimum coverages, as required by Rule 17g-1(d)(1), and the remaining aggregate Bond limit is not sufficient to pay all such amounts in full, such Fund Insureds shall share in any remaining amount of available aggregate Bond limit on the basis of the minimum amount of insurance coverage that each individual Fund Insured would have been required to maintain as of the date any such loss is sustained as required by Rule 17g-1(d)(1) as a percentage of the total amount of minimum insurance coverage required by Rule 17g-1(d)(1) for all Fund Insureds seeking claim recovery amounts in excess of the minimum amount of insurance coverage required pursuant to Rule 17g-1(d)(1), provided, of course, that no Fund Insured recovers more than its actual losses.

(c) The allocation of recovery among Fund Insureds shall be subject to the requirements of Rule 17g 1, including maintaining the minimum amount of insurance coverage for each individual Fund Insured.

2. Notice. Notice is hereby given that the obligations of this Agreement are not binding upon any such Executive or shareholder individually, but are binding only upon the assets and the property of each Insured Fund's respective portfolios.

3. Entire Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto, with respect to the subject matter hereof, and accordingly, supercedes, as of the date of this Agreement, any other agreement heretofore in effect among the parties.

4. In all instances this agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, in each case without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed and delivered 4-9-07.

Fund Insureds

By: [signature]
Title: Treasurer

AIG EXECUTIVE LIABILITY[SM]

Insurance provided by the following member of American International Group, Inc.

American International Specialty Lines Insurance Company

A capital stock company

POLICY NUMBER: 00-641-20-54 REPLACEMENT OF POLICY NUMBER: 00-599-65-16

NOTICE: THIS INSURER IS NOT LICENSED IN THE STATE OF NEW YORK AND IS NOT SUBJECT TO ITS SUPERVISION.

FMR FUNDS CONCENTRIC CUSTOM BOND

NOTICE: COVERAGE UNDER COVERAGE SECTIONS I AND II IS CLAIMS MADE. THE COVERAGE OF THIS BOND IS GENERALLY LIMITED TO LIABILITY FOR ONLY THOSE CLAIMS THAT ARE FIRST MADE AGAINST THE INSUREDS DURING THE BOND PERIOD AND REPORTED IN WRITING TO THE INSURER PURSUANT TO THE TERMS HEREIN. PLEASE READ THIS BOND CAREFULLY AND REVIEW ITS COVERAGE WITH YOUR INSURANCE AGENT OR BROKER. AMOUNTS INCURRED FOR LEGAL DEFENSE SHALL REDUCE THE LIMIT OF LIABILITY AVAILABLE TO PAY JUDGMENTS OR SETTLEMENTS, AND SHALL BE APPLIED AGAINST THE RETENTION AMOUNT. THE INSURER DOES NOT ASSUME ANY DUTY TO DEFEND.

DECLARATIONS

ITEM 1.	**NAMED INSURED:**	All Fidelity Funds (as defined in this bond).
	MAILING ADDRESS:	c/o FMR Corp 82 Devonshire Street, Mailstop V11D Boston, MA 02109-3605
ITEM 2.	**BOND PERIOD:**	From: July 1, 2008 To: July 1, 2009 (12:01 A.M. standard time at the address stated in Item 1.)
ITEM 3.	**COVERAGE DESCRIPTION**	Financial Institution Bond
ITEM 4.	**LIMIT OF LIABILITY:**	$15,000,000 Single Loss Limit $15,0000,000 in the aggregate
ITEM 5.	**RETENTION**	$400,000 (each loss) or such lesser amount required under the Investment Company Act of 1940. Except Insuring Agreement 1 which maintains a $0 Retention
ITEM 6	**PREMIUM:**	

IN WITNESS WHEREOF, the **Insurer** has caused this policy to be signed on the Declarations by its President, a Secretary and its duly authorized representative.

PRESIDENT

Elizabeth M. Tuck

SECRETARY

AUTHORIZED REPRESENTATIVE

COUNTERSIGNATURE | DATE | COUNTERSIGNED AT

AON RISK SERVICES INC OF NY
55 EAST 52ND STREET
NEW YORK, NY 10055-4725

1119824

In consideration of the payment of the premium, and in reliance upon the Application made to American International Specialty Lines Insurance Company (herein called the "Insurer"), the Insurer agrees as follows:

1. **INSURING AGREEMENTS**

A. **FIDELITY**

This bond shall pay loss which is discovered during the Bond Period resulting directly from dishonest or fraudulent acts including larceny or embezzlement committed by an Employee acting alone or in collusion with others. Such dishonest or fraudulent acts must be committed by the Employee with the intent:

(1) to cause the Company to sustain such loss; or

(2) to obtain financial benefit for the Employee or another person or entity acting in collusion with the Employee.

Notwithstanding the foregoing, however, it is agreed that with regards to Loans and/or Trading, this bond covers only loss resulting directly from dishonest or fraudulent acts committed by an Employee with the intent to realize a financial benefit and which actually results in such a financial benefit for the Employee. Also notwithstanding the foregoing, where the proceeds of a fraud perpetrated by an Employee arising from Loans and/or Trading are actually received by persons with whom the Employee was acting in collusion, but said Employee fails to derive a financial benefit therefrom, such a loss will nevertheless be covered hereunder as if the Employee has obtained such benefit provided the Company established that the Employee intended to participate therein.

As used throughout this Insuring Agreement, "financial benefit" does not include any salaries, commissions, fees, bonuses, promotions, awards, profit sharing, pensions or other employee benefits earned in the normal course of employment except such may be used in determining intent.

B. **ON PREMISES**

This bond covers loss of Property resulting directly from:

(1) robbery, burglary, misplacement, mysterious unexplainable disappearance and damage thereto or destruction thereof; or

(2) theft, False Pretense, common-law or statutory larceny, committed by a person present in an office or on the premises of the Company

while the Property is lodged, deposited or held for safekeeping within offices or premises, located anywhere, including insurance companies or sureties holding collateral in which the Named Insured has an interest.

C. IN TRANSIT

This bond covers loss of Property resulting directly from robbery, common-law or statutory larceny, theft, misplacement, mysterious unexplainable disappearance, being lost or made away with, and damage thereto or destruction thereof, while the Property is in transit anywhere in the custody of:

(1) a natural person acting as a messenger of the Company (or another natural person acting as messenger or Custodian during an emergency arising from the incapacity of the original messenger); or

(2) a Transportation Company and being transported in an armored motor vehicle; or

(3) a Transportation Company and being transported in a conveyance other than an armored motor vehicle provided that covered Property transported in such manner is limited to the following:

(i) records, whether recorded in writing or electronically; and

(ii) Certificated Securities issued in registered form and not endorsed, or with restrictive endorsements; and

(iii) Negotiable Instruments not payable to bearer, or not endorsed, or with restrictive endorsements.

Coverage under this Insuring Agreement begins immediately upon the receipt of such Property by the natural person or Transportation Company and ends immediately upon delivery to the designated recipient or its agent.

D. FORGERY OR ALTERATION

This bond covers loss resulting directly from:

(1) Forgery or alteration of, on or in any Negotiable Instrument (except an Evidence of Debt), Acceptance, Withdrawal Order, receipt for the withdrawal of Property, Certificate of Deposit, Letter of Credit;

(2) transferring, paying or delivering any Funds or Property or establishing any credit or giving any value on the faith of any written instructions or advices directed to the Company and authorizing or acknowledging the transfer, payment, delivery or receipt of Funds or Property, which instructions or advices purport to have been signed or endorsed by any customer of the Company, Employee of the Company, or by any financial institution but which instructions or advices either bear a signature which is a Forgery or have been altered without the knowledge and consent of such customer, Employee, or financial institution (A mechanically reproduced facsimile signature is treated the same as a handwritten signature); or

(3) any check or draft:

(a) **made payable to a fictitious payee and endorsed in the name of such fictitious payee; or**

(b) **procured in a face to face transaction with the maker or drawer thereof or with one acting as agent of such maker or drawer by anyone impersonating another and made or drawn payable to the one so impersonated and endorsed by anyone other than the one impersonated,**

shall be deemed to be forged as to such endorsement.

E. **SECURITIES**

This bond covers loss resulting directly from the Company having, in good faith, for its own account or for the account of others:

(1) acquired, sold or delivered, or given value, extended credit or assumed liability, on the faith of, any original

(a) **Certificated Security;**
(b) **document of title;**
(c) **deed, mortgage or other instrument conveying title to, or creating or discharging a lien upon, real property;**
(d) **Certificate of Origin or Title;**
(e) **Evidence of Debt;**
(f) **corporate, partnership or personal Guarantee;**
(g) **Security Agreement; or**
(h) **written Instruction;**
(i) Uncertificated Securities
(j) Initial Transaction Statements

which:

(i) bears a signature of any maker, drawer, issuer, endorser, assignor, lessee, transfer agent, registrar, acceptor, surety, guarantor, or of any person signing in any other capacity which is a Forgery; or

(ii) is altered; or

(iii) is lost or stolen;

(2) guaranteed in writing or witnessed any signature upon any transfer, assignment, bill of sale, power of attorney, or any items listed in (a) through (h) above; or

(3) acquired, sold or delivered, or given value, extended credit or assumed liability, on the faith of any item listed in (a) through (d) above which is a Counterfeit.

(A mechanically reproduced facsimile signature is treated the same as a handwritten signature.)

F. COUNTERFEIT CURRENCY

This bond covers loss resulting directly from the receipt by the Company, in good faith, of any Counterfeit Money of any country.

G. UNCOLLECTIBLE ITEMS OF DEPOSIT

This bond covers loss resulting directly from the Company having credited an account of a customer, shareholder or subscriber on the faith of any Items of Deposit which prove to be uncollectible, provided that the crediting of said account causes:

(1) redemptions or withdrawals to be permitted,

(2) shares to be issued, or

(3) dividends to be paid,

from an account of a customer.

In order for coverage to apply under this Insuring Clause, the Company must hold Items of Deposit for the minimum number of days stated in the Application before permitting any redemptions or withdrawals, issuing any shares or paying any dividends with respect to such Items of Deposit.

Items of Deposit shall not be deemed uncollectible until the Company's standard collection procedures have failed.

Limit of Liability: $5,000,000

Deductible: $2,500

H. **AUDIT EXPENSE**

This bond covers loss consisting of reasonable expenses incurred by the Company for that part of an audit or examination required by any governmental regulatory authority or self-regulatory organization and actually conducted by such authority, organization or their appointee by reason of the discovery of other losses sustained by the Company and covered by this bond.

Limit of Liability: $100,000

Deductible: $2,500

I. **COMPUTER SYSTEMS**

This bond covers loss incurred by reason of:

(1) the Company having transferred, paid or delivered any Funds or Property, established any credit, debited any account or given any value as the direct result of the fraudulent input of Electronic Data directly into:

(a) **the Company's Computer System;**
(b) **the Service Bureau's Computer System;**
(c) **an Electronic Funds Transfer System;**
(d) **a Customer Communication System; or**
(e) **an automated teller machine;**

(2) the fraudulent modification or the fraudulent destruction of Electronic Data: (i) stored within, or being run within, any of the above systems or (ii) during electronic transmission through data communication lines to the Company's Computer System, or a Service Bureau's Computer System,

which fraudulent acts were committed by a person who intended to cause the Company to sustain a loss or to obtain financial gain for himself or any other person.

J. CUSTOMER VOICE INITIATED TRANSFERS

This bond covers loss resulting directly from the Company having, in good faith, transferred Funds from a customer's account through an Electronic Funds Transfer System, in reliance upon a customer voice initiated funds transfer instruction which was purported to be from an officer, director, partner or employee of a customer of the Company who was authorized and appointed by such customer to instruct the Company by means of voice message transmitted by telephone to make certain funds transfers, and which instruction:

(1) was, in fact, from an impostor, or a person not authorized by the customer to issue such instructions by voice message transmitted by telephone, and which

(2) was received by an Employee of the Company specifically designated to receive and act upon such instructions; but provided that:

(a) **such voice instruction was electronically recorded by the Company and proper password(s) or code words(s) given; and**

(b) **the voice instruction was verified by a direct call back to an employee of the customer (or a person thought by the Company to be an employee of the customer).**

Proof of loss for claim under the Customer Voice Initiated Electronic Funds Transfer Insuring Agreement must include electronic recordings of such voice instructions and the verification call back, if a recording of such call back was required.

K. TELEFACSIMILE TRANSFER FRAUD

This bond covers loss resulting directly from the Company having, in good faith, transferred or delivered Funds, Certificated Securities or Uncertificated Securities through a Computer System covered under the terms of the Computer Systems Insuring Agreement in reliance upon a fraudulent instruction received through a Telefacsimile Device, and which instruction:

(1) purports and reasonably appears to have originated from

(a) a customer of the Company; or
(b) another financial institution; or
(c) another office of the Company

but, in fact, was not originated by the customer or entity whose identification it bears, and

(2) contains a valid test code which proves to have been used by a person who was not authorized to make use of it; and

(3) contains the name of a person authorized to initiate such transfer; and

provided that, if the transfer was in excess of $400,000, the instruction was verified by a call-back according to a prearranged procedure.

2. DEFINITIONS

"Affiliate" means (i) any person or entity that directly, or indirectly through one or more intermediaries, is controlled by the Company; or (ii) any person or entity that directly, or indirectly through one or more intermediaries, is a successor in interest to any Company.

"Application" means each and every signed application, any attachments to such applications, other materials submitted therewith or incorporated therein and any other documents submitted in connection with the underwriting of this bond or the underwriting of any other mutual fund (or equivalent) liability bond issued by the Insurer, or any of its affiliates, of which this bond is a renewal, replacement or which it succeeds in time, including but not limited to any statement or warranties, financial information, or other information provided at any bond renewal meetings.

"Company" means: (i) any Fund and (ii) Subsidiaries.

"Defense Costs" means reasonable and necessary fees (including but not limited to legal fees and experts' fees), costs and expenses consented to by the Insurer (including premiums for any appeal bond, attachment bond or similar bond, but without any obligation to apply for or furnish any such bond) resulting from the investigation, adjustment, defense and/or appeal of a claim against the Insureds, but excluding salaries of officers of the Company.

"Executive" means:

(1) any past, present or future duly elected or appointed director, officer, trustee (other than a bankruptcy or liquidator's trustee), observer, governor, management committee member, supervisory board or advisory board or any other executive committee, member of a board of managers or management board;

2) in the event the Company operates outside the United States, any past, present and future person in a duly elected or appointed position that is equivalent to an executive position listed in Item (1) of this Definition;

(3) any past, present and future General Counsel, Risk Manager (or equivalent position) of the Named Insured;

(4) members of the Fund Advisory Board (the "Advisory Board"), but only in their capacities as such.

"FMR Corporate Concentric Custom Bond" means bond No. (492-60-12) issued by the Insurer to FMR Corp.

"Foreign Jurisdiction" means any jurisdiction, other than the United States or any of its territories or possessions.

"Fund" means any Fidelity Investments. branded investment company(ies) and/or portfolio(s) of an investment company(ies), as defined by the Investment Company Act of 1940, advised and/or operated by FMR Corp or any Subsidiary or Affiliate thereof as of or prior to the inception date of the Bond Period, which is not formed as, or operated as, a hedge fund and (i) is not otherwise covered under the FMR Corporate Concentric Custom Bond and (ii) is listed on the Company's 17g-1 calculation report (which is updated by or on behalf of the Company quarterly). In the event that a Fund is not listed on the Company's 17g1 calculation report due to an error or unintentional omission committed by or on behalf of the Insured this bond will provide coverage to the extent it would have provided coverage had such error or unintentional omission not occurred.

Fund shall also include any Fidelity Investments branded investment company, and/or any portfolio of an investment company, as defined by the Investment Company Act of 1940, which is first advised and/or operated by FMR Corp. or any Subsidiary or Affiliate thereof after the inception of the Bond Period, or such entity(ies) which is/are not otherwise covered under the FMR Corporate Concentric Custom Bond or any predecessor policies issued by any AIG Member Companies and which is not formed as or operated as a hedge fund, beginning as of the date of the first meeting or written consent of the management board (or equivalent governing body) of such entity, but only:

(1) where the projected assets for the first twelve months under management are less than $2,000,000,000; or

(2) for any such entity not meeting the definition set forth in clause (1), such entity shall be deemed a Fund for either: (i) 90 days (the "Automatic Period") or (ii) until the end of the Bond Period (the "Stub Period"), whichever comes first.

For any such entity not meeting the definition set forth in clause (1), the Insurer shall extend the Stub Period to 90 days (the "Extended Stub Period") if the bond in the sole and absolute discretion of the Insurer, is renewed, with the coverage for the balance of the 90 day period continuing under the terms and conditions of the renewed bond.

The Insurer shall extend coverage beyond the Automatic Period or Extended Stub Period to any such entity not automatically covered under (1) above (along with the Individual Insured(s) of such entity), if, during the Automatic Period or Extended Stub Period, a Company shall have (i) provided quarterly reports listing all such new Funds, and (ii) agreed to any additional premium and amendment of the provisions of this bond required by the Insurer, in its sole and absolute discretion, relating to such Fund. Further, coverage as shall be afforded to any such Fund and any Individual Insured thereof is conditioned upon the Named Insured paying when due any additional premium required by the Insurer relating to such Fund.

In all events, coverage as is afforded under this bond with respect to a claim made against a new Fund or Insured thereof, shall only apply for wrongful acts committed or allegedly committed after the date of the first meeting or written consent of the management board (or equivalent governing body) of such Fund, and prior to the time, if any, that such person or entity ceased to be a Fund or an Insured thereof.

Nothing contained herein shall operate to extend the length of the Bond Period except that coverage will be extended if, and to the extent, there is any renewed bond as set forth in the Automatic 90 Day Period.

"Individual Insured" means any: (i) Executive of the Company, (ii) outside entity executive and (iii) Employee of any Company.

"Insured" means any: (i) Company and (ii) Individual Insured.

"Interrelated Wrongful Act" means wrongful acts which are the same, related or continuous, or wrongful acts which arise from the same, related or common nexus of facts regardless of whether such claims involve the same or different claimants, Insureds or legal causes of action.

"Named Insured" means the entity stated in Item 1 of the Declarations.

"Bond Period" means: the period of time from the inception date shown in Item 2 of the Declarations to the earlier of the expiration date shown in Item 2 of the Declarations or the effective date of cancellation of this bond.

"Subsidiary" means any entity:

(a) of which the Named Insured owns on or before the inception date of this bond more than 50% of the issued and outstanding voting stock or membership or other rights either directly, or indirectly through one or more of its Subsidiaries;

(b) which the Named Insured first (i) creates during the Bond Period either directly, or indirectly through one or more of its Subsidiaries regardless of asset size or (ii) acquires during the Bond Period more than 50% of its issued and outstanding voting stock or membership rights either directly, or indirectly through one or more of its Subsidiaries and whose assets total less than $2,000,000,000 as of the acquisition date;

(c) of which the Named Insured first acquires during the Bond Period more than 50% of its issued and outstanding voting stock or membership or other rights either directly, or indirectly through one or more of its Subsidiaries (other than an entity described in paragraph (b) above), but only upon the condition that within 90 days of its becoming a Subsidiary, the Named Insured shall have provided the Insurer with full particulars of the new Subsidiary and agreed to any additional premium or amendment of the provisions of this bond required by the Insurer relating to such new Subsidiary; and

(d) any entity listed as such in an endorsement to this bond

An entity becomes a Subsidiary when the Named Insured owns more than 50% of the issued and outstanding voting stock or membership or other rights either directly, or indirectly through one or more of its Subsidiaries. An entity ceases to be a Subsidiary when the Named Insured ceases to own 50% of the issued and outstanding voting stock or membership or other rights either directly, or indirectly through one or more of its Subsidiaries. With respect to any entity that becomes a Subsidiary pursuant to Clause (c) above, if the Insurer has not notified the Named Insured of any required additional premium and/or amendment of bond before the later to occur of: (i) the entity becomes a Subsidiary, or (ii) 30 business days have passed since the notice and full particulars of such Subsidiary were provided to the Insurer as required above, then such entity shall be deemed a "Subsidiary" from the date it became a Subsidiary. The Insurer may nevertheless require additional premium and/or amendment of the provisions of this bond at any time within the first 90 days after such entity becomes a Subsidiary. In the event that the Named Insured fails to agree to any additional premium and/or amendment of the provisions of this bond so required by the Insurer within 30 days of being notified of such requirement, such entity shall cease to be a Subsidiary.

With regard to any Subsidiary referenced in (c) above, the Insurer may request underwriting information, and, if requested, the Insureds shall timely provide such information. In all events, the Named Insured shall provide the Insurer with full particulars of any newly acquired Subsidiary within 90 days or the end of the Bond Period, whichever is earlier. Further, coverage as shall be afforded to the new Subsidiary referenced in (c) above is conditioned upon the Named Insured paying when due any additional premium required by the Insurer in accordance with the foregoing definition.

In all events, coverage as is afforded under this bond with respect to a Subsidiary shall not apply for any alleged wrongful act occurring at any time when the Named Insured did not own: (i) more than 50% of the issued and outstanding voting stock or membership or other rights of such Subsidiary either directly, or indirectly through one or more of its Subsidiaries; or (ii) did not otherwise control such entity.

Nothing contained herein shall operate to extend the length of the Bond Period.

"Trade Secret" means information that has been reduced to an electronic form, including a formula, compilation, pattern, program, device method, process or technique which:

(a) derives independent economic value, actual or potential, from not being generally known and not readily ascertainable through proper means by other persons who can obtain economic advantage from its disclosure or use;

(b) is the subject of your reasonable efforts to maintain its secrecy; and

(c) is used, capable of being used, or intended to be used in commerce.

A "Trade Secret" does not include information that is the subject of a patent, copyright, trademark or service mark, or an application therefore

"Acceptance" means a draft which the drawee has, by signature written thereon, engaged to honor as presented.

"Certificate of Deposit" means an acknowledgment in writing by a financial institution of receipt of Money with an engagement to repay it.

"Certificate of Origin or Title" means a document issued by a manufacturer of personal property or a governmental agency evidencing the ownership of the personal property and by which ownership is transferred.

"Certificated Security" means a share, participation or other interest in property of or an enterprise of the issuer or an obligation of the issuer, which is:

(1) represented by an instrument issued in bearer or registered form;

(2) of a type commonly dealt in on securities exchanges or markets or commonly recognized in any area in which it is issued or dealt in as a medium for investment; and

(3) either one of a class or series or by its terms divisible into a class or series of shares, participations, interests or obligations.

"Company's Computer System" means those Computer Systems owned, leased or operated by the Company.

"Computer Program" means a set of related electronic instructions which direct the operations and functions of a computer or devices connected to it which enable the computer or devices to receive, process, store or send Electronic Data.

"Computer System" means computer hardware, software, firmware, and components thereof, including electronic data stored thereon, which are linked together through a network of two or more computers, including such networks accessible through the Internet.

"Counterfeit" means an imitation of an actual valid original which is intended to deceive and to be taken as the original.

"Custodian" means the institution designated by an Investment Company to maintain possession and control of its assets.

"Customer Communication Systems" means those communications systems which provide customers of the Insured with direct access to the Company's Computer Systems.

"Electronic Data" means facts or information converted to a form usable in a Computer System and which is stored on Electronic Data Processing Media for use by Computer Programs.

"Electronic Data Processing Media" means the punched cards, magnetic tapes, punched tapes, magnetic discs, optical storage discs, or other bulk media on which data are recorded.

"Electronic Funds Transfer System" means those systems which operate automated teller machines or point of sale terminals and include any shared networks or facilities for said system, in which the Insured participates.

"Employee" means:

(1) a natural person in the service of any Company covered hereunder whom the Insured compensates directly by salary or commissions and whom the Insured has the right to direct and control while performing services for the Insured;

(2) an attorney retained by the Insured and an employee of such attorney while either is performing legal services for the Insured;

(3) a person provided by an employment contractor to perform employee duties for the Insured under the Insured's supervision or a guest student pursuing studies or duties while performing services for a Company;

(4) an employee of an institution merged or consolidated with the Insured prior to the effective date of this bond;

(5) each natural person, partnership, corporation or other entity authorized by the Insured to perform services as data processors of checks or other accounting records related to such checks of the Insured, but only while such person, partnership, corporation or other entity is actually performing such services and not creating, preparing, modifying or maintaining the Insured's computer software or programs, herein called Processor. Each such Processor, and the partners, officers and employees of such Processor shall, collectively, be deemed to be one Employee for all the purposes of this bond; a Federal Reserve Bank or clearing house shall not be construed to be a Processor;

(6) a Partner of the Insured, unless not covered as stated in an endorsement to this bond;

(7) a natural person in the voluntary service of the Insured at any of the Insured's offices or premises covered hereunder whom the Insured has the right to direct and control while performing services for the Insured;

(8) a natural person hired as a consultant under written contract and subject to the direction and supervision of the management of the Insured while performing services for the Insured;

"Evidence of Debt" means an instrument, including a Negotiable Instrument, executed by a customer of the Insured and held by the Insured which in the regular course of business is treated as evidencing the customer's debt to the Insured.

"False Pretense" means the delivery and transfer of tangible property on the premises of the Insured, or on the premises in which the Property is lodged or deposited, to a person on said premises as the direct result of a fraudulent representation made by said person to the Insured at the time of delivery of and transfer of said Property.

"Financial Interest" in the Insured of the Insured's general partner(s), or limited partner(s), committing dishonest or fraudulent acts covered by this bond or concerned or implicated therein means:

(1) as respects general partners, the value of all right, title and interest of such general partner(s), determined as of the close of business of the date of discovery of loss covered by this bond, in the aggregate of:

(a) the "net worth" of the Insured, which for the purposes of this bond, shall be deemed to be the excess of its total assets over its total liabilities, without adjustment to give effect to loss covered by this bond, (except that credit balances and equities in proprietary accounts of the Insured, which shall include capital accounts of partners, investment and trading accounts of the Insured, participations of the Insured in joint accounts, and accounts of partners which are covered by agreements providing for the inclusion of equities therein as partnership property, shall not be considered as liabilities) with securities, spot commodities, commodity future contracts in such proprietary accounts and all other assets marked to market or fair value and with adjustment for profits and losses at the market of contractual commitments for such proprietary accounts of the Insured; and

(b) the value of all other Money, securities and property belonging to such general partner(s), or in which such general partner(s) have a pecuniary interest, held by or in the custody of and legally available to the Insured asset-off against loss covered by this bond;

provided, however, that if such "net worth" adjusted to give effect to loss covered by this bond and such value of all other Money, securities and property as set forth in (1)(b) preceding, plus the amount of coverage afforded by this bond on account of such loss, is not sufficient to enable the Insured to meet its obligations, including its obligations to its partners other than to such general partner(s), then the Financial Interest in the Insured, as above defined, of such general partner(s) shall be reduced in an amount necessary, or eliminated if need be, in order to enable the Insured upon payment of loss under this bond to meet such obligations, to the extent that such payment will enable the Insured to meet such obligations, without any benefit accruing to such general partner(s) from such payment; and

(2) as respects limited partners the value of such limited partner's investment in the Insured.

"Forgery" means the signing of the name of another person or organization with intent to deceive; it does not mean a signature which consists in whole or in part of one's own name signed with or without authority, in any capacity, for any purpose.

"Guarantee" means a written undertaking obligating the signer to pay the debt of another to the Insured or its assignee or to a financial institution from which the Insured has purchased participation in the debt, if the debt is not paid in accordance with its terms.

"Initial Transaction Statement" means the first written statement signed by or on behalf of the issuer of an Uncertificated Security sent by the issuer to the Insured as registered owner or registered pledgee containing:

(1) a description of the issue of which the Uncertificated Security is a part;

(2) the number of shares or units transferred to the registered owner, pledged by the registered owner to the registered pledgee, or released from pledge by the registered pledgee;

(3) the name, address and taxpayer identification number, if any, of the registered owner and registered pledgee or the pledgee whose interest was released; and

(4) a notation of any liens and restrictions of the issuer and any adverse claims to which the Uncertificated Security is or may be subject or a statement that there are no such liens, restrictions or adverse claims; and

(5) the date the transfer, pledge or release was registered.

"Instruction" means a written order to the issuer of an Uncertificated Security requesting that the transfer, pledge, or release from pledge of the Uncertificated Security specified to be registered.

"Internet" means the worldwide public network of computers as it currently exists or may be manifested in the future, including the Internet, an intranet, an extranet or a virtual private network.

"Items of Deposit" means any one or more checks and drafts.

"Letter of Credit" means an engagement in writing by a bank or other person made at the request of a customer that the bank or other person will honor drafts or other demands for payment upon compliance with the conditions specified in the Letter of Credit.

"Loan" means all extensions of credit by the Insured and all transactions creating a creditor relationship in favor of the Insured and all transactions by which the Insured assumes an existing creditor relationship.

"Money" means a medium of exchange in current use authorized or adopted by a domestic or foreign government as a part of its currency.

"Negotiable Instrument" means any writing

(1) signed by the maker or drawer; and
(2) containing any unconditional promise or order to pay a sum certain in Money and no other promise, order, obligation or power given by the maker or drawer; and
(3) is payable on demand or at a definite time; and
(4) is payable to order or bearer.

"Partner" means a natural person who

(1) is a general partner of the Insured, or
(2) is a limited partner or an Employee of a Company.

"Property" means Money, Certificated Securities, Initial Transaction Statements, any Statement of Uncertificated Securities of any Federal Reserve Bank of the United States, Negotiable Instruments, Certificates of Deposit, documents of title, Acceptances, Evidences of Debt, Security Agreements, Withdrawal Orders, Certificates of Origin or Title, Letters of Credit, insurance policies, abstracts of title, deeds and mortgages on real estate, revenue and other stamps, tokens, unsold lottery tickets, books of account, Electronic Data and Electronic Data Processing Media, and other records whether recorded in writing or electronically, gems, jewelry, precious metals of all kinds and in any form, and tangible items of personal property which are not hereinbefore enumerated.

"Security Agreement" means an agreement which creates an interest in personal property or fixtures and which secures payment or performance of an obligation.

"Service Bureau" means a natural person, partnership, corporation or other entity authorized by written agreement to perform data processing services using Computer Systems.

"Service Bureau's Computer System" means those Computer Systems owned, leased or operated by the Service Bureau.

"Single Loss Limit" means all covered loss resulting from (a) any one act or series of related acts of burglary, robbery or attempt thereat, in which no Employee is implicated, or (b) any one act or series of related unintentional or negligent acts or omission on the part of any person (whether an Employee or not) resulting in damage to or destruction or misplacement of Property, or (c) all acts or omissions other than those specified in (a) and (b) preceding, caused by any person (whether an Employee or not) or in which such person is implicated, or (d) any one casualty or event not specified in (a), (b) or (c) preceding.

"Statement of Uncertificated Security" means a written statement of the issuer of an Uncertificated Security containing:

(1) a description of the issue of which the Uncertificated Security is a part;

(2) the number of shares or units:

  (a) transferred to the registered owner;
  (b) pledged by the registered owner to the registered pledgee;
  (c) released from pledge by the registered pledgee;
  (d) registered in the name of the registered owner on the date of the statement; or
  (e) subject to pledge on the date of the statement;

(3) the name and address of the registered owner and registered pledgee;

(4) a notation of any liens and restrictions of the issuer and any adverse claims to which the Uncertificated Security is or may be subject or a statement that there are none of those liens, restrictions or adverse claims; and

(5) the date:

  (a) the transfer of the shares or units to the new registered owner of the shares or units was registered;
  (b) the pledge of the registered pledgee was registered; or
  (c) of the statement, if it is a periodic or annual statement.

"Telefacsimile Device" means a machine capable of sending or receiving a duplicate image of a document by means of electronic impulses transmitted through a telephone line and which reproduces the duplicate image on paper.

"Trading" means trading or other dealings in securities, commodities, futures, options, foreign or Federal Funds, currencies, foreign exchange and the like.

"Transportation Company" means any organization which provides its own or leased vehicles for transportation or which provides freight forwarding or air express services.

"Uncertificated Security" means a share, participation or other interest in property of or an enterprise of the issuer or an obligation of the issuer, which is:

(1) not represented by an instrument and the transfer of which is registered upon books maintained for that purpose by or on behalf of the issuer;

(2) of a type commonly dealt in on securities exchanges or markets; and

(3) either one of a class or series or by its terms divisible into a class or series of shares, participations, interests or obligations.

"Withdrawal Order" means a non-negotiable instrument, other than an Instruction, signed by a customer of the Insured authorizing the Insured to debit the customer's account in the amount of Funds stated therein.

THE BALANCE OF THIS PAGE IS INTENTIONALLY BLANK

3. EXCLUSIONS

EXCLUSION SECTION I: EXCLUSIONS THAT APPLY TO ALL INSURING AGREEMENTS

This bond does not apply:

a. to any claim alleging, arising out of, based upon or attributable to the facts alleged, or to the same or related wrongful acts alleged or contained in any claim which has been reported, or in any circumstances of which notice has been given, under any bond of which this bond is a renewal or replacement;

b. to any claim arising out of, based upon or attributable to any bankruptcy, insolvency, conservatorship, receivership or liquidation of, or suspension of payment or refusal to pay, by any broker or dealer in securities or commodities, clearing agency, or any bank or banking firm, or any insurance or reinsurance entity; provided, however, this exclusion shall not apply to any wrongful acts solely in connection with any investment by an Insured on the behalf of customer(s) or client(s) in the securities of any entity experiencing any of the foregoing activities;

c. to any claim, arising out of, based upon or attributable to, solely with respect to the lending of securities, a failure to produce securities by any broker or dealer in securities or commodities, clearing agency, or any bank or banking firm, or any insurance or reinsurance entity; provided, however, this exclusion shall not apply to Defense Costs;

d. for any amount for which the Insured is not financially liable or which any claimant is without legal recourse against the Insured, or matters which may be deemed uninsurable under the law pursuant to which this bond shall be construed;

e. to any claim arising out of, or attributable to any actual violation of the Racketeer Influenced and Corrupt Organizations Act (18 USC Sections 1961 et seq., and amendments thereto) or any rules or regulation promulgated thereunder;

f. to any claim alleging, based upon or arising out of infringement of patent or misappropriation of Trade Secrets; or

g. loss of Property or Electronic Data Processing Media or Electronic Data while

(a) in the mail, or

(b) in the custody of any Transportation Company, unless covered under Insuring Agreement (C), except when covered under Insuring Agreement (A);

h. potential income, including but not limited to interest and dividends, not realized by the Company;

i. loss through the surrender of Property away from an office of the Company as a result of a threat:

(a) to do bodily harm to any person, except loss of Property in transit in the custody of any person acting as messenger provided that when such transit was initiated there was no knowledge by the Company of any such threat, or

(b) to do damage to the premises or Property of the Insured, except when covered under Insuring Agreement (A);

j. loss due to riot or civil commotion outside the United States of America and Canada and any country in which the Company maintains an office; or loss due to military, naval or usurped power, war or insurrection unless such loss occurs in transit in the circumstances recited in Insuring Agreement (B) In Transit, and unless, when such transit was initiated, there was no knowledge of such riot, civil commotion, military, naval or usurped power, war or insurrection on the part of any person acting for the Insured in initiating such transit;

k. indirect or consequential loss of any nature including damages to third parties of any type for which the insured is legally liable, except compensatory damages, but not multiples thereof;

l. loss resulting directly or indirectly form Forgery or alteration except when covered under Insuring Agreements (A), (D), (E), or (F)

m. all fees, costs and expenses incurred by the Company:

(1) in establishing the existence of or amount of loss covered under this bond, or

(2) as a party to any legal proceeding whether or not such legal proceeding exposes the Company to loss covered by this bond, except for Audit Expense or Claims Expense

EXCLUSION SECTION II: EXCLUSIONS THAT EXCLUSIVELY APPLY TO Insuring Agreements A THROUGH H

This bond does not apply to:

a. loss resulting directly or indirectly from any act or acts of any person who is a member of the board of directors of the Company or a member of any equivalent body by whatsoever name known unless such person is also an Employee or an elected official of the Company in some other capacity, nor, in any event, loss resulting from the act or acts of any person while acting in the capacity of a member of such Board or equivalent body;

b. loss resulting directly or indirectly from the complete or partial nonpayment of, or default upon, any Loan or transaction involving the Insured as a lender or borrower, or extension of credit, including the purchase, discounting or other acquisition of false or genuine accounts, invoices, notes, agreements or Evidences of Debt, whether such Loan, transaction or extension was procured in good faith or through trick, artifice, fraud or false pretenses; except when covered under Insuring Agreements (A), (D) or (E);

c. loss resulting from any violation by the Company or by any Employee

(a) of law regulating (i) the issuance, purchase or sale of securities, (ii) securities transactions upon security exchanges or over the counter market, (iii) investment companies, or (iv) investment advisers, or

(b) of any rule or regulation made pursuant to any such law, unless it is established by the Company that the act or acts which caused the said loss involved fraudulent or dishonest conduct which would have caused a loss to the Company in a similar amount in the absence of such laws, rules or regulations;

d. loss resulting directly or indirectly from the failure of a financial or depository institution, or its receiver or liquidator, to pay or deliver, on demand of the Company, Funds or Property of the Company held by it in any capacity, except when covered under Insuring Agreements (A) or (B);

e. loss caused by an Employee, except when covered under Insuring Agreement (A) or when covered under Insuring Agreement (B) or (C) and resulting directly from misplacement, mysterious unexplainable disappearance or destruction of or damage to Property;

f. loss resulting directly or indirectly from transactions in a customer's or the Company's account, whether authorized or unauthorized, except the unlawful withdrawal and conversion of Money, securities or precious metals, directly from a customer's or the Insured's account by an Employee provided such unlawful withdrawal and conversion is covered under Insuring Agreement (A);

g. damages resulting from any civil, criminal or other legal proceeding in which the Company is adjudicated to have engaged in racketeering activity except when the Company establishes that the act or acts giving rise to such damages were committed by an Employee under circumstances which result directly in a loss to the Company covered by Insuring Agreement (A). For the purposes of this exclusion, "racketeering activity" is defined in 18 United States; Code 1961 et seq., as amended;

h. loss resulting directly or indirectly from the use or purported use of credit, debit, charge, access, convenience, identification, cash management or other cards;

(1) in obtaining credit or funds,

(2) in gaining access to automated mechanical devices which, on behalf of the Insured, disburse Money, accept deposits, cash checks, drafts or similar written instruments or make credit card loans, or

(3) in gaining access to point of sale terminals, customer-bank communication terminals, or similar electronic terminals of Electronic Funds Transfer Systems, whether such cards were issued, or purport to have been issued, by the Company or by anyone other than the Company, except when covered under Insuring Agreement (A);

i. loss involving automated mechanical devices which, on behalf of the Company, disburse Money, accept deposits, cash checks, drafts or similar written instruments or make credit card loans, except when covered under Insuring Agreement (A);

j. loss resulting directly or indirectly from payments made or withdrawals from a depositor's or customer's account involving erroneous credits to such account, unless such payments or withdrawals are physically received by such depositor or customer or representative of such depositor or customer who is within the office of the Company at the time of such payment or withdrawal, or except when covered under Insuring Agreement (A);

k. loss involving Items of Deposit which are not finally paid for any reason, including but not limited to Forgery or any other fraud, except when covered under Insuring Agreement (A);

l. loss resulting directly or indirectly from counterfeiting, except when covered under Insuring Agreements (A), (E) or (F);

m. loss of any tangible item of personal property which is not specifically enumerated in the paragraph defining Property if such property is specifically insured by other insurance of any kind and in any amount obtained by the Company, and in any event, loss of such property occurring more than 60 days after the Company takes possession of such property, except when covered under Insuring Agreements (A) or (B);

n. Loss, under Insuring Agreement (A) resulting directly or indirectly from any dishonest or fraudulent act or acts committed by any non-Employee who is a securities, commodities, money, mortgage, real estate, loan, insurance, property management, investment banking broker, agent or other representative of the same general character;

o. loss caused directly or indirectly by a Partner of the Company unless the amount of such loss exceeds the Financial Interest in the Company of such Partner and the retention applicable to this bond, and then for the excess only;

p. loss resulting directly or indirectly from any actual or alleged representation, advice, warranty or Guarantee as to the performance of any investments;

q. loss due to liability imposed upon the Company as a result of the unlawful disclosure of non-public material information by the Company or any Employee, or as a result of any Employee acting upon such information, whether authorized or unauthorized.

EXCLUSION SECTION III: EXCLUSIONS THAT EXCLUSIVELY APPLY TO Insuring Agreements--I THROUGH K

This bond does not apply to:

a. loss resulting directly or indirectly from the fraudulent preparation or fraudulent modification of Computer Programs unless covered under Insuring Agreement I;

b. loss caused by an identifiable employee of the Company or by a person or persons in collusion with an Employee of the Company. Prior knowledge by any that a fraudulent act by a person, or persons, not in the employ of the Company, has been, or will be, perpetrated shall, for the intent and purpose of this bond, be deemed to be collusion should said Employee willfully or deliberately withhold this knowledge from the Company. The withholding of knowledge from the Company by an Employee because of a threat to do bodily harm to any person, or to do damage to the premises or Property of the Company, shall not be deemed to be or to constitute collusion;

c. loss resulting directly or indirectly from the assumption of liability by the Company by contract unless the liability arises from a loss covered by Insuring Agreements (I) , (J) or (K) and would be imposed on the Company regardless of the existence of the contract;

d. loss resulting directly or indirectly from:

(a) written Instructions or advices, or

(b) telegraphic or cable instructions or advices;

e. loss resulting directly or indirectly from Negotiable Instruments, securities, documents or other written instruments which bear a forged signature, or are counterfeited, altered or otherwise fraudulent and which are used as source documentation in the preparation of Electronic Data or manually keyed into a data terminal;

f. loss resulting directly or indirectly from the accessing of any confidential information including, but not limited to, Trade Secret information, Computer Programs or customer information;

g. loss resulting directly or indirectly from (1) mechanical failure, faulty construction, error in design, latent defect, fire, wear or tear, gradual deterioration, electrical disturbance or electrical surge, which affects a Computer System, or (2) failure or breakdown of Electronic Data Processing Media, or (3) error or omission in programming or processing;

h. loss resulting directly or indirectly from the fraudulent preparation or fraudulent modification of electronic computer instructions;

i. loss resulting directly or indirectly from the input of Electronic Data at an authorized electronic terminal of an Electronic Funds Transfer System or a Customer Communication System by a customer, or other person, who had authorized access to the customer's authentication mechanism;

j. loss resulting from fraudulent features contained in electronic computer instructions developed for sale to, or sold to, multiple customers at the time of their acquisition from a vendor or consultant;

k. loss resulting directly or indirectly from the assumption of liability by the Company by contract unless the liability arises from a loss covered by the Insuring Agreements (K), (I) or (J) and would be imposed on the Company regardless of the existence of the contract.

4. **OWNERSHIP**

This bond shall apply to loss of Property (1) owned by the Insured, (2) held by the Insured in any capacity, or (3) for which the Insured is legally liable. This bond shall be for the sole use of the benefit of the Insured named in the Declarations.

5. **DEFENSE, INVESTIGATION AND SETTLEMENT (INCLUDED IN THE LIMIT OF LIABILITY)**

A. **DEFENSE**

Except as hereinafter stated, the Insurer shall advance, excess of any applicable retention amount pursuant to Clause 8 hereof, covered Defense Costs no later than ninety (90) days (in the case of an Individual Insured sixty (60) days) after the receipt by the Insurer of written notice of such costs. The Insureds shall defend any claim made against them. The Insured shall give the Insurer such information and cooperation as it may reasonably require. The Insurer shall be entitled to effectively associate in the defense and settlement of any claim that appears reasonably likely to involve the Insurer, including, but not limited to, the right to effectively associate in the negotiation of a settlement.

B. **INVESTIGATION AND SETTLEMENT**

The Insurer shall have the right to make any investigation it deems necessary with respect to any claim or notice of circumstances under this bond at its own expense.

The Insured shall not admit liability for or settle any claim or incur any Defense Costs without the Insurer's prior written consent, which consent shall not be unreasonably withheld; however, if the Insured is able to dispose of all claims which are subject to one retention amount for an amount not exceeding the retention amount (inclusive of Defense Costs), then the Insurer's consent shall not be required for such claims.

If the Insurer recommends a settlement within the bond's applicable Single Loss Limit which is acceptable to the claimant and the Insureds do not consent to such settlement then, subject to the applicable limit of liability, the Insurer's liability for all loss on account of such claim shall not exceed: (1) the amount for which the Insurer could have settled such claim plus Defense Costs incurred as of the date such settlement was proposed, plus (2) 50% of covered loss in excess of such settlement amount, it being a condition of this insurance that the remaining 50% of such loss excess of the settlement amount shall be carried by the Company and the Insureds at their own risk and be uninsured. Notwithstanding the foregoing, this paragraph shall not apply until the settlement amount exceeds the retention amount stated in Item 5 of the Declarations.

The Insurer shall not be obligated to pay any claim or judgment of Defense Costs after the limit of liability set forth in Item 4 of the Declarations has been exhausted by payment by the Insurer of judgments, settlements, Defense Costs or any other covered loss.

6. TERRITORY

This bond shall apply to any claim made against any Insured anywhere in the world. All premiums, limits, retentions, loss and other amounts under this bond are expressed and payable in the currency of the United States of America. If judgment is rendered, settlement is denominated or other elements of loss are stated or incurred in a currency other than United States of America dollars, payment of covered loss due under this bond (subject to the terms, conditions and limitations of this bond) will be made either in such other currency (at the option of the Insurer and if agreeable to the Named Insured) or, in United States of America dollars, at the rate of exchange published in The Wall Street Journal on the date the Insurer's obligation to pay such loss is established (or if not published on such date the next publication date of The Wall Street Journal).

Payment of loss under this bond shall only be made in full compliance with all United States of America economic or trade sanction laws or regulations, including, but not limited to, sanction laws and regulations administered and enforced by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC").

In regard to claims brought and maintained solely in a Foreign Jurisdiction against the Company operating in such Foreign Jurisdiction or an individual Insured thereof for wrongful acts committed in such Foreign Jurisdiction, the Insurer shall apply to such claim(s) those terms and conditions (and related provisions) of the Foreign Bond registered with the appropriate regulatory body in such Foreign Jurisdiction or regularly offered for sale in that Foreign Jurisdiction that are more favorable to such Insured than the terms and conditions of this bond.

For purposes of this extension, "Foreign Bond" means the Insurer's or any other affiliate company of American International Group, Inc.'s (AIG) executive managerial liability bond (including all mandatory endorsements, if any) approved by AIG or such affiliate company to be sold within a Foreign Jurisdiction that provides coverage substantially similar to the coverage afforded under this bond. If more than one such bond exists, then "Foreign Bond" means such standard bond most recently registered in the local language of the Foreign Jurisdiction, or if no such bond has been registered, then the bond most recently regularly offered for sale in that Foreign Jurisdiction. The term "Foreign Bond" shall not include any partnership managerial or pension trust bond.

7. LIMIT OF LIABILITY (INCLUDING DEFENSE COSTS)

The limit of liability stated in the Declarations is the aggregate limit of the Insurer's liability for all loss arising out of claims first discovered and reported to the Insurer during the Bond Period or during the Extended Reporting Period, regardless of the number of Insureds, claims or claimants. The aggregate limit of liability for the Extended Reporting Period shall be part of, and not in addition to, the aggregate limit of liability for the Bond Period. The Insurer shall be absolutely entitled to pay settlements, judgments, awards and Defense Costs as they become due and payable by the Insured without consideration of other future payment obligations. Defense Costs are subject to, part of, and not payable by the Insurer in addition to, the limit of liability.

8. RETENTION

The Insurer shall only be liable for the amount of loss arising from any claim, which is in excess of the retention amount stated in Item 5 of the Declarations, such retention amount shall be borne by the Insured and remain uninsured. A single retention amount shall apply to all amounts payable hereunder arising from all claims alleging the same wrongful act or related wrongful acts.

The applicable Company shall be conclusively deemed to have indemnified the Individual Insureds to the maximum extent that the applicable Company is permitted or required to provide such indemnification pursuant to law, common or statutory, or contract or by the charter, by-laws, operating agreement or similar documents of the applicable Company, which are hereby deemed to incorporate, for the purposes of this bond, the broadest provisions of the law which determines or defines such rights of indemnity.

It is further understood and agreed that in the event a Company refuses to pay an applicable retention as required under Coverage II due to financial insolvency, then the Insurer shall commence advancing Defense Costs within the retention and pursuant to the other terms, conditions and exclusions of this bond, provided that the Insurer shall be entitled to recover the amount of Defense Costs advanced within the retention from the Company pursuant to Clause 13. SUBROGATION.

9. NOTICE/CLAIM REPORTING PROVISIONS

Notice hereunder shall be given in writing to Vice President, Financial Institutions Claims, AIG Technical Services, Inc.., P.O. Box 1000, New York, NY 10268. If mailed, the date of mailing of such notice shall constitute the date that such notice was given and proof of mailing shall be sufficient proof of notice. Notice given by or on behalf of the Insured to any authorized representative of the Insurer shall be deemed notice to the Insurer.

(i) (a) The Insured shall, as a condition precedent to the obligations of the Insurer under this bond, give written notice of a claim or claim made against an Insured as soon as practicable after a Vice President in the Fidelity Insurance & Risk Management Department first becomes aware of the claim, but in all events no later than either: the end of the Bond Period (if applicable), or

(b) within 60 days after the end of the Bond Period or the Extended Reporting Period (if applicable), as long as such claim was first made against an Insured within the final 60 days of the Bond Period or the Extended Reporting Period (if applicable).

(ii) If during the Bond Period or during the Extended Reporting Period (if applicable), written notice of a claim has been given to the Insurer pursuant to Clause 9(a) above, then any claim which is subsequently made against the Insured and reported to the Insurer alleging, arising out of, based upon or attributable to the facts alleged in the claim of which such notice has been given, or alleging any wrongful act which is the same as or related to any wrongful act alleged in the claim of which such notice has been given, shall be considered related to the first claim and made at the time such notice was given.

(iii) If during the Bond Period or during the Extended Reporting Period (if applicable), the Insured shall become aware of any circumstances which may reasonably be expected to give rise to a claim being made against the Insured and shall give written notice to the Insurer of the circumstances and the reasons for anticipating such a claim, with full particulars as to dates and persons involved, then any claim which is subsequently made against the Insured and reported to the Insurer alleging, arising out of, based upon or attributable to such noticed circumstances or alleging any wrongful act which is the same as or related to any wrongful act alleged or contained in such noticed circumstances, shall be considered made at the time such notice of such circumstances was given.

10. COOPERATION

The Insured shall cooperate with the Insurer and, upon the Insurer's request, assist in making settlements, in the conduct of suits or proceedings, and in enforcing any right of contribution or indemnity against any person or organization who may be liable to the Insured. The Insured shall attend hearings, trials and depositions and shall assist in securing and giving evidence and obtaining the attendance of witnesses.

11. EXTENDED REPORTING PERIOD

If the Insurer or the Named Insured shall cancel or decline to renew this bond, the Insured shall have the right, upon payment of an additional premium in an amount not to exceed 150% of the full annual premium, to a period of one year following the effective date of such cancellation or non-renewal (herein referred to as the Extended Reporting Period) in which to give written notice to the Insurer of claims first made against the Insured during such Extended Reporting Period for any wrongful act occurring prior to the end of the Bond Period and otherwise covered by this bond. The rights contained in this clause shall terminate, however, unless written notice of such election together with the additional premium due is received by the Insurer within thirty (30) days of the effective date of cancellation or non-renewal. The additional premium for the Extended Reporting Period shall be fully earned at the inception of the Extended Reporting Period. The Extended Reporting Period is not cancelable. This clause and the rights contained herein shall not apply to any cancellation resulting from non-payment of premium.

The offer by the Insurer of renewal terms, conditions, limit of liability and/or premiums different from those of the expiring bond shall not constitute a declination to renew by the Insurer.

12. CANCELLATION CLAUSE

This bond may not be canceled by the Insured or the Insurer, except as indicated below.

This bond may be canceled by or on behalf of the Insurer in the event of non-payment of premium by the Insured. In the event of non-payment of premium by the Insured, the Insurer may cancel this bond by delivering to the Insured or by mailing to the Insured, by registered, certified, or other first class mail, at the Insured's address as shown in Item 1(a) of the Declarations, written notice stating when, not less than 15 days thereafter, the cancellation shall be effective. The mailing of such notice as aforesaid shall be sufficient proof of notice. The Bond Period terminates at the date and hour specified in such notice, or at the date and time of surrender.

Notwithstanding the above, any layer of insurance for which any insurer on this bond or any excess layer above it participates may be cancelled by the Insured in the event that the A.M. Best rating of that insurer is determined to be below an A rating. In no way does the cancellation of any layer of insurance affect the other layers of insurance, and, specifically, no insurer will be required to attach at a lower level or participate to a greater extent on a quota share than it otherwise would had no cancellation taken place. In the event of cancellation by either the Insurer or the Insured as indicated above, the Insurer shall be entitled to the annual premium on a pro-rate basis and, if applicable, shall return such unused premium to the Insured within 10 days of cancellation.

If the period of limitation relating to the giving of notice as set forth in this Clause is also set forth in any law controlling the construction thereof, then such period shall be deemed to be amended so as to be equal to the minimum period of limitation set forth in the controlling law.

13. SUBROGATION

In the event of any payment under this bond, the Insurer shall be subrogated to the extent of such payment to all the Insured's rights of recovery therefor, and the Insured shall execute all papers required and shall do everything that may be reasonably necessary to secure such rights. The Insured shall do nothing to prejudice such rights. Any amount recovered in excess of the Insurer's total payment shall be restored to the Insured, less the cost to the Insurer of recovery. In no event, however, shall the Insurer exercise its rights of subrogation against an Insured under this bond unless such Insured has been convicted of a deliberate criminal act, or been determined, through a final non-appealable adjudication, to have in fact committed a deliberate fraudulent act or obtained any profit or advantage to which such Insured was not legally entitled.

In the event that the Insurer shall for any reason pay indemnifiable loss on behalf of an Individual Insured, the Insurer shall have the contractual right hereunder to recover from the Company the amount of such loss equal to the amount of the retention not satisfied by the Company and shall be subrogated to the rights of the Individual Insureds hereunder.

14. OTHER INSURANCE

Such insurance as is provided by this bond shall apply only as excess over any other valid and collectible insurance, unless such other insurance is written only as specific excess insurance over the limit of liability provided by this bond.

However, in the event of a claim under this bond for any alleged wrongful act(s) (including Interrelated Wrongful Acts) and such claim is also a valid and collectible covered claim (as "claim" is defined under the FMR Corporate Concentric Custom Bond) under the FMR Corporate Concentric Custom Bond, this bond, subject to this bond's terms and conditions, shall also cover such claim, but only to the extent that such claim is not valid and collectible under the FMR Corporate Concentric Custom Bond.

15. NOTICE AND AUTHORITY

It is agreed that any Vice President within the Fidelity Insurance Risk Management Department shall act on behalf of all Insureds with respect to the giving and receiving of notice of claim and cancellation, the payment of premiums and the receiving of any return premiums that may become due under this bond, the receipt and acceptance of any endorsements issued to form a part of this bond and the exercising or declining to exercise any right to an Extended Reporting Period.

16. ASSIGNMENT

Assignment of interest under this bond shall not bind the Insurer until its consent is endorsed hereon; however, subject otherwise to the terms hereof, this bond shall cover the estate, heirs or legal representative of the Insured in the event of the Insured's death, bankruptcy, insolvency or being adjudged incompetent.

17. ACTION AGAINST INSURER

Except as provided in Clause 19 of this bond, no action shall lie against the Insurer unless, as a condition precedent thereto, there shall have been full compliance with all of the terms of this bond, nor until the amount of the Insured's obligation to pay shall have been finally determined either by judgment against the Insured after actual trial or by written agreement of the Insured, the claimant and the Insurer.

Any person or organization or the legal representative thereof who has secured such judgment or written agreement shall thereafter be entitled to recover under this bond to the extent of the insurance afforded by this bond. No person or organization shall have any right under this bond to join the Insurer as a party to any action against the Insured to determine the Insured's liability, nor shall the Insurer be impleaded by an Insured or his, her or its legal representative. Bankruptcy or insolvency of an Insured or of his, her or its estate shall not relieve the Insurer of any of its obligations hereunder.

18. **SERVICE OF SUIT**

It is agreed that in the event of failure of the Insurer to pay any amount claimed to be due hereunder, the Insurer, at the request of the Insured, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this condition constitutes or should be understood to constitute a waiver of the Insurer's right to commence an action in any court of competent jurisdiction in the United States to remove an action to a United States District Court or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. It is further agreed that service of process in such suit may be made upon Counsel, Legal Department, American International Specialty Lines Insurance Company, 175 Water Street, New York, NY 10270 or his or her representative, and that in any suit instituted against the Insurer upon this contract, the Insurer will abide by the final decision of such court or of any appellate court in the event of any appeal.

Further, pursuant to any statute of any state, territory, or district of the United States which makes provision therefor, the Insurer hereby designates the Superintendent, Commissioner, or Director of Insurance, other officer specified for that purpose in the statute, or his or her successor or successors in office as its true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceeding instituted by or on behalf of the Insured or any beneficiary hereunder arising out of this contract of insurance, and hereby designates the above named Counsel as the person to whom the said officer is authorized to mail such process or a true copy thereof.

19. **DISPUTE RESOLUTION PROCESS**

It is hereby understood and agreed that all disputes or differences which may arise under or in connection with this bond, whether arising before or after termination of this bond, including any determination of the amount of loss, shall be submitted to the alternative dispute resolution ("ADR") process set forth in this clause.

Either the Insurer or an Insured may elect the type of ADR process discussed below; provided, however, that such Insured shall have the right to reject the Insurer's choice of the type of ADR process at any time prior to its commencement, in which case such Insured's choice of ADR process shall control.

The Insurer and each and every Insured agrees that there shall be two choices of ADR process: (1) non-binding mediation administered by the American Arbitration Association, in which the Insurer and any such Insured shall try in good faith to settle the dispute by mediation under or in accordance with its then-prevailing Commercial Mediation Rules; or (2) arbitration submitted to the American Arbitration Association in accordance with its then-prevailing Commercial Arbitration Rules, in which the arbitration panel shall consist of three disinterested individuals. In either mediation or arbitration, the mediator or arbitrators shall have knowledge of the legal, corporate management, or insurance issues relevant to the matters in dispute. The mediator or arbitrators shall also give due consideration to the general principles of the law of the state where the Named Insured is incorporated in the construction or interpretation of the provisions of this bond. In the event of arbitration, the decision of the arbitrators shall be final and binding and provided to both parties, and the arbitrators' award shall not include attorneys fees or other costs. In the event of mediation, either party shall have the right to commence a judicial proceeding; provided, however, that no such judicial proceeding shall be commenced until the mediation shall have been terminated and at least 30 days shall have elapsed from the date of the termination of the mediation. In all events, each party shall share equally the expenses of the ADR process.

The laws of the State of New York shall apply, except with regards, to (a) the procurements, issuance or delivery of this bond, including any provisions of the bond relating to its cancellation or nonrenewal (if any), or any other New York State regulations or requirements regarding policies issued pursuant to New York State Insurance Law; and (b) the determination of the availability of punitive damages, unless New York law otherwise applies.

Either choice of ADR process may be commenced in New York, New York; or in the state indicated in Item 1(a) of the Declarations as the mailing address for the Named Insured. The Named Insured shall act on behalf of each and every Insured in deciding to proceed with an ADR process under this clause.

20. ORDER OF PAYMENTS

In the event of loss arising from a claim for which payment is due under this bond, the Insurer shall in all events:

a. first, pay loss for which coverage is provided under Coverage Section II.A and then Coverage Section II.C of this bond; then

b. pay such other loss for which coverage is provided under this bond.

The bankruptcy or financial insolvency of any Company shall not relieve the Insurer of any of its obligations to prioritize payment of covered loss under this bond pursuant to this Clause 21.

21. SEVERABILITY

In granting coverage under this bond, it is agreed that the Insurer has relied upon the statements and representations contained in the Application as being accurate and complete in all material respects. All such statements and representations are the basis for this bond and are to be considered as incorporated into this bond.

The Insureds agree that in the event that the statements and representations contained in the Application are not accurate and complete in all material respects, then the coverage provided by this bond shall be deemed void *ab initio* solely with respect to any of the following Insureds:

(1) any Individual Insured who knew as of the inception date of the Bond Period the facts that were not accurately and completely disclosed in the Application,

(2) the Named Insured under Clause 1. Insuring Agreements, COVERAGE II.B(ii), to the extent it indemnifies any Individual Insured referenced in (1), above, and

(3) the Named Insured, under Clause 1. Insuring Agreement, COVERAGE II.B(i) if any past or present, Chairman of the board, Chief executive officer, Chief financial officer of the Named Insured knew as of the inception date of the Bond Period, facts that were not accurately and completely disclosed in the Application

whether or not such insured person knew that such facts were not accurately and completely disclosed in the Application.

Solely with respect to any non-indemnifiable loss of any Individual Insured, under no circumstances shall the coverage provided by this bond be deemed void, whether by recession or otherwise, but such coverage will be subject to all other terms, conditions and exclusions of this bond.

It is understood and agreed that this provision supersedes any inconsistent language contained in the Application.

22. MOST FAVORABLE JURISDICTION

It is hereby understood and agreed that, solely with respect to the enforceability of any coverage for punitive, exemplary, and multiplied damages, this bond shall be governed by such applicable law that most favors coverage for such penalties and punitive, exemplary, and multiplied damages.

23. HEADINGS

The descriptions in the headings of this bond are solely for convenience, and form no part of the terms and conditions of coverage.

ENDORSEMENT# 1

This endorsement, effective 12:01 AM July 1, 2008 forms a part of
policy number 00-641-20-54
issued to FMR CORP

by American International Specialty Lines Insurance Company

AMEND INSURING AGREEMENT

The following Insuring Agreements will be added to the bond:

Stop Payment

Loss against any and all sums which the Company shall become obligated to pay by reason of the liability imposed upon the Company by law for damages:

(a) for having either complied with or failed to comply with any written notice of any customer, shareholder or subscriber of the Company or any authorized representative of such customer, shareholder or subscriber to stop payment of any check or draft made or drawn by such customer, shareholder, or subscriber or any authorized representative of any customer, shareholder or subscriber; or

(b) for having refused to have any draft made or drawn by any customer, shareholder or subscriber of the Company or any authorized representative of such shareholder, subscriber or representative.

Limit of Liability: $100,000

Deductible: $2,500

The following is added to the definition of Employee:

(8) directors or trustees of the Company, the investment advisor, underwriter (distributor), transfer agent or shareholder accounting record keeper or administrator authorized by written agreement to keep financial and/or other required records but only while performing acts coming within the scope of the usual duties of an officer or employee

(9) any officer or Partner or Employee of:
an investment advisor
an underwriter (distributor)
a transfer agent or shareholder accounting record-keeper
an administrator authorized by written agreement to keep financial and/or other required records

for a Company.

END 1

ENDORSEMENT# *1* **(Continued)**

This endorsement, effective *12:01 AM* *July 1, 2008* forms a part of
policy number *00-641-20-54*
issued to *FMR CORP*

by *American International Specialty Lines Insurance Company*

(12) Any officers or employees of any predecessor of the Insured whose principal assets are acquired by the Company by consolidation or merger with, or purchase of assets or capital stock if such predecessor

The following definition is added to the bond:

Larceny and Embezzlement as it applies to any Named Insured means those acts as set forth in Section 37 of the Investment Company Act of 1940.

The following condition is added to the bond:

Central Handling of Securities

Securities included in the systems for the central handling of securities established and maintained by Depository Trust Company, Midwest Depository Trust Company, Pacific Securities Depository Trust Company, and Philadelphia Depository Trust Company, hereinafter called Corporations, to the extent of the Insured's interest therein as effective by the making of appropriate entries on the books and records of such Corporations shall be deemed to be Property.

The words "Employee" and "Employees" shall be deemed to include the officers, partners, clerks and other employees of the New York Stock Exchange, Boston Stock Exchange, Midwest Stock Exchange, Pacific Stock Ex- change and Philadelphia Stock Exchange, hereinafter called Exchanges, and of the above named Corporations, and of any nominee in whose name is registered any security included within the systems for the central handling of securities established and maintained by such Corporations, and any employee of any recognized service company, while such officers, partners, clerks and other employees and employees of service companies perform services for such Corporations in the operation of such systems. For the purpose of the above definition a recognized service company shall be any company providing clerks or other personnel to said Exchanges or Corporation on a contract basis.

The Insurer shall not be liable on account of any loss(es) in connection with the central handling of securities within the systems established and maintained by such Corporations, unless such loss(es) shall be in excess of the amount(s) recoverable or recovered under any bond or policy of insurance indemnifying such Corporations, against such loss(es), and then the Insurer shall be liable hereunder only for the Insured's share of such excess loss(es), but in no event for more than the Limit of Liability applicable hereunder.

END 1

ENDORSEMENT# 1 (Continued)

This endorsement, effective 12:01 AM July 1, 2008 forms a part of
policy number 00-641-20-54
issued to FMR CORP

by American International Specialty Lines Insurance Company

For the purpose of determining the Insured's share of excess loss(es) it shall be deemed that the Insured has an interest in any certificate representing any security included within such systems equivalent to the interest the Insured then has in all certificates representing the same security included within such systems and that such Corporations shall use their best judgement in apportioning the amount(s) recoverable or recovered under any bond or policy of insurance indemnifying such Corporations against such loss(es) in connection with the central handling of securities within such systems among all those having an interest as recorded by appropriate entries in the books and records of such Corporations in Property involved in such loss(es) on the basis that each such interest shall share in the amount(s) so recoverable or recovered in the ratio that the value of each such interest bears to the total value of all such interests and that the Insured's share of such excess loss(es) shall be the amount of the Insured's interest in such Property in excess of the amount(s) so apportioned to the Insured by such Corporations.

This bond does not afford coverage in favor of such Corporations or Exchanges or any nominee in whose name is registered any security included within the systems for the central handling of securities established and maintained by such Corporations, and upon payment to the Insured by the Insurer on account of any loss(es) within the systems, an assignment of such of the Insured's rights and causes of action as it may have against such Corporations or Exchanges shall to the extent of such payment, be given by the Insured to the Insurer, and the Insured shall execute all papers necessary to secure to the Insurer the rights provided for herein.

The following is added to Section 12 - Cancellation Clause

The Insurer may terminate this bond as an entirety by furnishing written notice specifying the termination date which cannot be prior to 60 days after the receipt of such written notice by each Company named as Insured and the Securities and Exchange Commission, Washington, D.C. The Insured may terminate this bond as an entirety by furnishing written notice to the insurer. When the Insured cancels, the Insured shall furnish written notice to the Securities and Exchange Commission, Washington. D.C. prior to 60 days before the effective date of the termination. The Insurer shall notify all other Companies named as Insured of the receipt of such termination notice and the termination cannot be effective prior to 60 days after receipt of written notice by all other Companies. Premiums are earned until the termination date as set forth herein.

END 1

ENDORSEMENT# *1* **(Continued)**

This endorsement, effective *12:01 AM* *July 1, 2008* forms a part of
policy number *00-641-20-54*
issued to *FMR CORP*

by *American International Specialty Lines Insurance Company*

The following is added to Section 9 - Notice/Claim Reporting Provisions:

Upon the detection by any Company that an Employee has committed any dishonest or fraudulent act(s) of theft, the Company shall immediately remove such Employee from a position that may enable such Employee to cause the Company to suffer a loss by any subsequent dishonest or fraudulent act(s) of theft. The Company, within forty-eight (48) hours of such detection, shall notify the Insurer with full and complete particulars of the detected dishonest or fraudulent act(s) of theft.

The following Insuring Agreement is added:

Unauthorized Signatures

Loss resulting directly from the Company having accepted, paid, or cashed any original check or withdrawal order made to drawn on a customer's account which bears the signature or endorsement of one other than a person whose name and signature is on file with the Company as a signatory on such account. It shall be a condition precedent to the Company's right of recovery under this Insuring Agreement that the Insured shall have on file, signatures of all persons who are signatories on such account.

The Single Loss limit under this Insuring Agreement is $3,000,000, which is part of and not in addition to the Aggregate Limit shown on the Declaration Page of this bond. A retention of $25,000 applies to each and every loss.

The following Insuring Agreement is added:

Claims Expense

Reasonable expenses necessarily incurred and paid by the Company in preparing any valid claim for loss as defined in the bond, and any other valid coverage added by rider which loss exceeds the applicable retention amount. The Insurer's maximum liability for such expenses paid by the Company in preparing any one such claim shall be limited to $100,000, such aggregate limit is provided as part of, and not in addition to, the Aggregate Limit of Liability shown on the Declaration Page. A $2,500 retention will apply to each and every loss.

AUTHORIZED REPRESENTATIVE
Or Countersignature (In states where applicable)

END 1

ENDORSEMENT# 2

This endorsement, effective 12:01 AM July 1, 2008 forms a part of
policy number 00-641-20-54
issued to FMR CORP

by American International Specialty Lines Insurance Company

AUTOMATIC COVERAGE

It is agreed that:

1. If the Insured shall, while this bond is inforce, establish any new funds other than by consolidation or merger with, purchase or acquisition of assets or liabilities of, another institution, such funds shall automatically be covered hereunder from the date of such establishment without the payment of additional premium for the remainder of the premium period.

2. If the Insured shall, while this bond is inforce, require an increase in limits to comply with SEC Reg. 17g-1, due to an increase in asset size of current funds insured under this bond or by the addition of new funds, such increase in limits shall automatically be covered hereunder from the date of such increase without the payment of additional premium for the remainder of the premium period

AUTHORIZED REPRESENTATIVE
Or Countersignature (In states where applicable)

END 2

ENDORSEMENT# 3

This endorsement, effective 12:01 AM July 1, 2008 forms a part of
policy number 00-641-20-54
issued to FMR CORP

by *American International Specialty Lines Insurance Company*

FACSIMILE SIGNATURE

It is agreed that:

1. The attached bond is hereby amended by adding an additional Agreement as follows:

"Loss resulting directly from the fact that an issuer of securities, transfer agent, bank, banker, or trust company received from the Insured or the New York Stock Exchange specimen copies of the Insured's mechanically reproduced facsimile signature and acted in reliance upon any false, fraudulent or unauthorized reproduction of such facsimile signature, whether such facsimile signature is the facsimile signature duly adopted by the Insured or is one resembling or purporting to be such facsimile signature, regardless of by whom or by what means the same may have been imprinted, and whether or not such loss is sustained by reason of the Insured's having entered into an agreement to be legally liable when such facsimile signature or one resembling or purporting to be such facsimile signature is used, provided, however, that

(a) such facsimile signature is used on a document

(1) as the signature to an assignment or other instrument authorizing or effecting the transfer of shares of stock, or other registered securities, which may now or at any time hereafter be registered in the name of the Insured on the books of the association, company or corporation issuing the same; or

(2) as the signature to a power of substitution, designating a substitute or substitutes to make the actual transfer on the books of the issuer of shares of stock, or other registered securities, in respect of which the Insured may now or at any time hereafter be named as attorney to effect and transfer, whether said power of substitution is embodied in an endorsement on the certificate for said shares of stock or other registered security or in a separate instrument;

(b) the New York Stock Exchange has not interposed any objections to the use by the Insured of such facsimile signature and such agreement, if any, was required by the said Exchange as a condition to its failing to interpose any such objection; an

(c) this Insuring Agreement shall not apply to any Certificated Securities which are counterfeit.

AUTHORIZED REPRESENTATIVE
Or Countersignature (In states where applicable)

END 3

ENDORSEMENT# 4

This endorsement, effective 12:01 AM July 1, 2008 forms a part of
policy number 00-641-20-54
issued to FMR CORP

by American International Specialty Lines Insurance Company

AUTOMATED PHONE SYSTEMS

It is agreed:

1. The attached bond is amended by adding and Insuring Agreement as follows:

AUTOMATED PHONE SYSTEM

I. Loss caused by an Automated Phone System (APS) Transaction, where the request for such APS Transaction is unauthorized or fraudulent and is made with the manifest intent to deceive; provided, that the entity which receives such request generally maintains and follows during the bond period all APS Designated Procedures with respect to APS Transactions. The unintentional isolated failure of such entity to maintain and follow a particular APS Designated Procedure in a particular instance will not preclude coverage under this Insuring Agreement, subject to the exclusions herein and in the bond.

1. Definitions. The following terms used in this Insuring Agreement shall have the following meanings:

a. "APS Transaction" means any APS Redemption, APS Election or APS Exchange.

b. "APS Redemption" means any redemption of shares issued by an Investment Company which is requested over the telephone by means of information transmitted by an individual caller though use of a telephone keypad.

c. "APS Election" means any election concerning dividend options available to fund shareholders which is made over the telephone by means of information transmitted by an individual caller through use of a telephone keypad.

d. "APS Exchange" means any exchange of shares in a registered account of one fund into shares in identically registered account of another fund in the same complex pursuant to exchange privileges of the two funds, which exchange is requested over the telephone by means of information transmitted by an individual caller through use of a telephone keypad.

END 4

ENDORSEMENT# 4 (Continued)

This endorsement, effective 12:01 AM July 1, 2008 forms a part of
policy number 00-641-20-54
issued to FMR CORP

by American International Specialty Lines Insurance Company

e. "APS Designated Procedures" means all of the following procedures:

(1) Election in Application: No APS Transaction shall be executed unless the shareholder or unit holder to whose account such an APS Transaction relates has previously elected by official designation to permit such APS Redemptions;

(2) Logging: All APS Transaction requests shall be logged or otherwise recorded, so as to preserve all of the information transmitted by an individual caller through use of a telephone keypad in the course of such a request, and the records shall be retained for at least six (6) months.

(a). Information contained in the records shall be capable of being retrieved through the following methods:

Procedures normally used by the Insured

(b). Information contained in the records shall be capable of being retrieved and produced within a reasonable time after retrieval of specific information is requested, at a success area of no less than 85 percent.

(3) Identity Test: The identity of the caller in any request for an APS Transaction shall be tested before execution of APS Transaction by requiring the entry by the caller of a confidential personal identification number ("PIN").

(a) Limited attempts to enter PIN: If the caller fails to enter a correct PIN within three attempts, the caller must not be allowed additional attempts during the same (telephone call/twenty-four-hour day) to enter the PIN

END 4

ENDORSEMENT# 4 **(Continued)**

This endorsement, effective 12:01 AM July 1, 2008 forms a part of
policy number 00-641-20-54
issued to FMR CORP

by American International Specialty Lines Insurance Company

(4) Written Confirmation: A written confirmation of any APS Transaction shall be mailed to the shareholder(s) to whose account such APS Transaction relates, at the original record address, by the end of the Insured's next regular processing cycle, but in no event later than five (5) business days following such APS Transaction.

(5) Access to APS Equipment: Access to the equipment which permits the entity receiving the APS Transaction request to process and effect the transaction shall be limited in the following manner:

Procedures normally used by the Insured

2. Exclusions: It is further understood and agreed that this extension shall not cover:

a. any loss covered under Insuring Agreement (A), FIDELITY, of this bond:

b. any loss resulting from:

(1) the redemption of shares, where the proceeds of such redemption are made payable to other than

(i) the shareholder of record; or

(ii) a person officially designated to receive redemption proceeds; or

(iii) a bank account officially designated to receive redemption proceeds, or

(2) the redemption of shares, where the proceeds of such redemption are paid by check mailed to an address, unless such address has either been

(i) designated by voice over the telephone or in writing without a signature guarantee, in either case at least thirty (30) days prior to such redemption; or

END 4

ENDORSEMENT# 4 **(Continued)**

This endorsement, effective 12:01 AM July 1, 2008 forms a part of
policy number 00-641-20-54
issued to FMR CORP

by American International Specialty Lines Insurance Company

(ii) officially designated; or

(iii) verify by any other procedures which may be normally used by the Insured; or

(3) the redemption of shares, where the proceeds of such redemption are paid by wire transfer other than to the shareholder's officially designated bank account; or

(4) The intentional failure to adhere to one or more APS Designated Procedures.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE
Or Countersignature (In states where applicable)

END 4

ENDORSEMENT# 5

This endorsement, effective 12:01 AM July 1, 2008 forms a part of
policy number 00-641-20-54
issued to FMR CORP

by American International Specialty Lines Insurance Company

TIE IN OF LIMITS ENDORSEMENT (ABSOLUTE)

In consideration of the premium charged, it is hereby understood and agreed that the combined **Limit of Liability** of the **Insurer** for all **Claims** both under this policy's **Limit of Liability**, as set forth in the Declarations of this policy, and also under policy No. 599-62-63 issued to All Fidelity Funds by American International Specialty Lines Insurance Company (or any renewal or replacement of such policy or which succeeds such policy in time) ("**Other AIG Policy**"), shall be $25,000,000.

Accordingly, the **Limit of Liability** for **Loss** under this policy shall be reduced by **Loss** incurred under the **Other AIG Policy** because the **Limit of Liability** under the **Other AIG Policy** is now part of and not in addition to the **Limit of Liability** of this policy as set forth in the Declarations of this policy.

Finally, nothing in this endorsement shall be construed to increase the **Insurer's Limit of Liability** set forth in the Declarations of such **Other AIG Policy** which shall remain the maximum liability of the **Insurer** for all **Claims** under such **Other AIG Policy**, or the **Insurer's Limit of Liability** under this policy as set forth in the Declarations of this policy which shall remain the maximum liability of the **Insurer** for all **Loss** in the aggregate under this policy.

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE
Or Countersignature (In states where applicable)

END 5

ENDORSEMENT# 6

This endorsement, effective 12:01 AM July 1, 2008 forms a part of
policy number 00-641-20-54
issued to FMR CORP

by American International Specialty Lines Insurance Company

COMPUTER VIRUS RIDER

In consideration of the premium charged, it is hereby understood and agreed that the bond is hereby amended by adding the following Insuring Agreement to the bond as follows:

DESTRUCTION OF DATA OR PROGRAMS BY HACKER

Loss resulting directly from the malicious destruction of, or damage to, Electronic Data or Computer Programs owned by the Insured or for which the Insured is legally liable while stored within a Computer System covered under the terms of the Computer Systems Insuring Agreement attached to this bond.

The liability of the Underwriter shall be limited to the cost of duplication of such Electronic Data or Computer Programs from other Electronic Data or Computer Programs which shall have been furnished by the Insured.

In the event, however, that destroyed or damaged Computer Programs cannot be duplicated from other Computer Programs, the Underwriter will pay the cost incurred for computer time, computer programmers, consultants or other technical specialists as is reasonably necessary to restore the Computer Programs to substantially the previous level of operational capability.

Solely with respect to the coverage provided by this rider, the following Definitions are added to the bond:

(i) Computer Program means a set of related electronic instructions which direct the operations and functions of a computer or devices connected to it which enable the computer or devices to receive, process, store or send Electronic Data;

(ii) Computer System means:

(1) computers with related peripheral components, including storage components wherever located,
(2) systems and applications software,
(3) terminal devices, and
(4) related communication networks, including the Internet,

by which Electronic Data are electronically collected, transmitted, processed, stored and retrieved;

END 6

ENDORSEMENT# 6 **(Continued)**

This endorsement, effective 12:01 AM July 1, 2008 forms a part of
policy number 00-641-20-54
issued to FMR CORP

by American International Specialty Lines Insurance Company

(iii) Electronic Data means facts or information converted to a form usable in a Computer System by Computer Programs, and which is stored on magnetic tapes or disks, or optical storage disks or other bulk media;

DESTRUCTION OF DATA OR PROGRAMS BY VIRUS

Loss resulting directly from the malicious destruction of, or damage to, Electronic Data or Computer Programs owned by the Insured or for which the Insured is legally liable while stored within a Computer System covered under the terms of the Computer Systems Insuring Agreement attached to this bond if such destruction or damage was caused by a computer program or similar instruction which was written or altered to incorporate a hidden instruction designed to destroy or damage Electronic Data or Computer Programs in the Computer System in which the computer program or instruction so written or so altered is used.

The liability of the Underwriter shall be limited to the cost of duplication of such Electronic Data or Computer Programs from other Electronic Data or Computer Programs which shall have been furnished by the Insured.

In the event, however, that destroyed or damaged Computer Programs cannot be duplicated from other Computer Programs, the Underwriter will pay the cost incurred for computer time, computer programmers, consultants or other technical specialists as is reasonably necessary to restore the Computer Programs to substantially the previous level of operational capability.

Solely with respect to the coverage provided by this rider, the following Definitions are added to the bond:

(i) Computer Program means a set of related electronic instructions which direct the operations and functions of a computer or devices connected to it which enable the computer or devices to receive, process, store or send Electronic Data;

(ii) Computer System means:

(5) computers with related peripheral components, including storage components wherever located,
(6) systems and applications software,
(7) terminal devices, and
(8) related communication networks, including the Internet,

END 6

ENDORSEMENT# 6 (Continued)

This endorsement, effective 12:01 AM July 1, 2008 forms a part of
policy number 00-641-20-54
issued to FMR CORP

by American International Specialty Lines Insurance Company

by which Electronic Data are electronically collected, transmitted, processed, stored and retrieved;

(iii) Electronic Data means facts or information converted to a form usable in a Computer System by Computer Programs, and which is stored on magnetic tapes or disks, or optical storage disks or other bulk media.

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE
Or Countersignature (In states where applicable)

END 6

ENDORSEMENT# 7

This endorsement, effective 12:01 AM July 1, 2008 forms a part of
policy number 00-641-20-54
issued to FMR CORP

by American International Specialty Lines Insurance Company

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

COVERAGE TERRITORY ENDORSEMENT

Payment of loss under this policy shall only be made in full compliance with all United States of America economic or trade sanction laws or regulations, including, but not limited to, sanctions, laws and regulations administered and enforced by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC").

AUTHORIZED REPRESENTATIVE

Or Countersignature (In states where applicable)

END 007

ENDORSEMENT# 8

This endorsement, effective 12:01 AM July 1, 2008 forms a part of
policy number 00-641-20-54
issued to FMR CORP

by American International Specialty Lines Insurance Company

FORMS INDEX ENDORSEMENT

The contents of the Policy is comprised of the following forms:

FORM NUMBER	EDITION DATE	FORM TITLE
		FMR FUNDS CONCENTRIC CUSTOM BOND- DEC-PAGE
		FMR FUNDS CONCENTRIC CUSTOM BOND - GUTS
		AMEND INSURING AGREEMENT
		AUTOMATIC COVERAGE
		FACSIMILE SIGNATURE
		AUTOMATED PHONE SYSTEMS
		TIE IN OF LIMITS ENDORSEMENT (ABSOLUTE)
		COMPUTER VIRUS RIDER
89644	07/05	COVERAGE TERRITORY ENDORSEMENT (OFAC)
78859	10/01	FORMS INDEX ENDORSEMENT

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE
Or Countersignature (In states where applicable)

END 008